                                                                    EXHIBIT 2.01
                                                CONFIDENTIAL TREATMENT REQUESTED

                      AGREEMENT AND PLAN OF REORGANIZATION


        THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made and entered into as of September 7, 2000 (the "AGREEMENT DATE") by and among HNC SOFTWARE INC., a Delaware corporation ("HNC"), SLC MERGER CORP., a Delaware corporation that is a wholly owned subsidiary of HNC ("SUB"), and SYSTEMS/LINK CORPORATION, a Delaware corporation ("SLC").

                                    RECITALS

        A. The parties intend that, subject to the terms and conditions of this Agreement, Sub will be merged with and into SLC in a reverse triangular merger, with SLC to be the surviving corporation of such merger, all pursuant to the terms and conditions of this Agreement and applicable law.

        B. Upon the effectiveness of such merger, (a) SLC will become a wholly owned subsidiary of HNC, (b) the common stock of SLC that is outstanding immediately prior to the effectiveness of the merger will be converted by virtue of the merger into the right to receive shares of the common stock of HNC and cash, and (c) options to purchase shares of the common stock of SLC granted under the SLC Stock Option Plan (as defined below) that are outstanding immediately prior to the effectiveness of the merger will be converted by virtue of the merger into options to purchase shares of HNC Common Stock, all subject to the terms and conditions of this Agreement.

        C. The parties also intend for such merger to be treated as a "reorganization" under Sections 368(a)(1)(A) and (a)(2)(e) of the Internal Revenue Code of 1986, as amended (the "CODE").

        NOW, THEREFORE, in consideration of the above-recited facts and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

                                    ARTICLE 1
                               CERTAIN DEFINITIONS

        As used in this Agreement and its exhibits, the following terms will have the respective meanings set forth below:

        The "MERGER" means the statutory merger of Sub with and into SLC to be effected pursuant to the terms and conditions of this Agreement.

        The "EFFECTIVE TIME" means the time and date on which the Merger first becomes legally effective under the law of the State of Delaware as a result of the filing with the Delaware Secretary of State by SLC of a Certificate of Merger (the "CERTIFICATE OF MERGER") conforming to the provisions of this Agreement and the requirements of Section 251 of the DGCL.

        "DGCL" means the Delaware General Corporation Law.

        "SLC COMMON STOCK" means SLC's Common Stock, $0.001 par value per share.

        "SLC STOCK OPTION PLAN" means SLC's 1999 Stock Option Plan, as amended, under which 1,000,000 shares of SLC Common Stock are reserved for issuance.

        "SLC NON-PLAN GRANTS" means, collectively, SLC's grants of options to purchase an aggregate of up to 1,200,382 shares of SLC Common Stock pursuant to Nonstatutory Stock Option Agreements, each dated April 5, 1999, to each of the following SLC employees for the following respective number of shares of SLC Common Stock: (i) John G. Bowen for 244,275 shares, (ii) Steven J. Carras for 240,281 shares, (iii) David A. Pedersen for 91,093 shares, (iv) Kathleen M. Roslasky for 274,809 shares, and (v) Warren Schad for 349,924 shares.

        "SLC OPTION" means an option to purchase shares of SLC Common Stock granted pursuant to the SLC Stock Option Plan to an individual who, at the time of the grant of such option, was an employee or director of SLC, or a consultant to SLC.

        "SLC DERIVATIVE SECURITIES" means, collectively: (a) any warrant, option, right or other security that entitles the holder thereof to purchase or otherwise acquire any shares of the capital stock of SLC of any class or series, including without limitation all outstanding SLC Options (collectively, "SLC STOCK RIGHTS"); (b) any note, evidence of indebtedness, stock (including without limitation convertible preferred stock) or other security of SLC that is convertible into or exchangeable for any shares of the capital stock of SLC of any class or series or any SLC Stock Rights ("SLC CONVERTIBLE SECURITY"); and
(c) any warrant, option, right, note, evidence of indebtedness, stock or other security that entitles the holder thereof to purchase or otherwise acquire any SLC Stock Right or any SLC Convertible Security.

        "SLC FULLY DILUTED NUMBER" means that number of shares of the capital stock of SLC that is equal to the sum of: (a) the total number of shares of the capital stock of SLC that are issued and outstanding immediately prior to the Effective Time; plus (b) the total number of shares of the capital stock of SLC that, immediately prior to the Effective Time, are, directly or indirectly, ultimately or potentially issuable by SLC upon the exercise, conversion or exchange in full of all SLC Derivative Securities that are issued and outstanding (or issuable) immediately prior to the Effective Time (determined as if all such SLC Derivative Securities were then fully vested and exercisable in full).

        "SLC STOCKHOLDERS" means those persons (each being individually referred to herein as a "SLC STOCKHOLDER") who, as of immediately prior to the Effective Time, hold the shares of SLC Common Stock that are issued and outstanding immediately prior to the Effective Time, except that holders of SLC Dissenting Shares (as defined in Section 2.1.3) (i) shall not be deemed to be SLC Stockholders as defined in this paragraph during any period when those holders' shares are SLC Dissenting Shares, and (ii) shall be deemed to be SLC Stockholders when such holders' shares cease to be SLC

Dissenting Shares due to a release or forfeiture of dissenters' appraisal rights in accordance with Section 2.1.3(b).

        "HNC COMMON STOCK" means HNC's Common Stock, $0.001 par value per share.

        "HNC CLOSING PRICE PER SHARE" means the average of the closing prices per share of HNC Common Stock as quoted on the Nasdaq National Market and reported in The Wall Street Journal for the twenty (20) trading days immediately preceding (but not including) the Closing Date.

        "CLOSING CONSIDERATION AMOUNT" means Thirty-Six Million Dollars ($36,000,000).

        "CLOSING CONSIDERATION AMOUNT PER SHARE" means the quotient (rounded to 4 decimal places) obtained by dividing (a) the Closing Consideration Amount by
(b) the SLC Fully Diluted Number.

        "CLOSING CASH AMOUNT PER SHARE" means an amount (not less than zero and rounded to 4 decimal places) equal to (a) sixteen and forty-three one-hundredths percent (16.43%) of the Closing Consideration Amount Per Share minus (b) the Excess SLC Indebtedness Per Share.

        "SLC SHARE CONVERSION NUMBER" means the quotient (rounded to 4 decimal places) obtained by dividing (a) eighty-three and fifty-seven one-hundredths percent (83.57%) of the Closing Consideration Amount Per Share by (b) the HNC Closing Price Per Share.

        "SLC OPTION CONVERSION NUMBER" means the quotient (rounded to 4 decimal places) obtained by dividing (a) the Closing Consideration Amount Per Share by
(b) the HNC Closing Price Per Share.

        "GAAP" means United States generally accepted accounting principles consistently applied.

        "HNC ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) that HNC is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement. "SUB ANCILLARY AGREEMENTS" means, collectively, each agreement, certificate or document (other than this Agreement) that Sub is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement. "SLC ANCILLARY AGREEMENTS" means, collectively, the Certificate of Merger and each other agreement, certificate or document (other than this Agreement) that SLC is to enter into as a party thereto, or otherwise is to execute and deliver, pursuant to or in connection with this Agreement.

        "KNOWLEDGE," (a) when used with reference to SLC, means the collective actual knowledge of any persons who, at the Agreement Date, were members of the board of directors of SLC or officers of SLC; and (b) when used with reference to HNC, means the collective actual knowledge of HNC's President and Chief Financial Officer.

        "MATERIAL ADVERSE EFFECT" when used with reference to any entity or group of entities, means any event, change or effect that is (or will with the passage of time be) materially adverse to the financial condition, properties, assets, liabilities, business, operations, or results of operations of such entity and its subsidiaries, taken as a whole.

        "MATERIAL ADVERSE CHANGE" when used with reference to any entity or group of entities, means a material adverse change other than (a) a change arising or resulting, directly or indirectly, from general industry, economic or stock market conditions or (b) a change that is proximately caused by the public announcement of, and the response or reaction of customers, vendors, licensors, investors or employees of such entity or group of entities to, this Agreement, the Merger or any of the transactions contemplated by this Agreement; and provided, further, that neither a reduction in the market price of the capital stock of HNC and/or any of its subsidiaries nor a change to HNC arising or resulting, directly or indirectly, from the Retek Dividend or spinoff, in each case in and of itself, shall constitute a Material Adverse Change with respect to HNC and/or any of its subsidiaries.

        "PERMITTED ENCUMBRANCE" means (i) liens for current taxes that are not yet due and payable, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, leases or rental agreements and worker's compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialman, to secure claims for labor, materials or supplies and other similar liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws.

        "SLC STOCKHOLDERS' VOTE" means the vote taken by the SLC stockholders on a proposal to approve the Merger, this Agreement and the transactions contemplated thereby, pursuant to the written consent of the SLC stockholders in lieu of a meeting in compliance with Sections 228 and 251 of the DGCL.

        "TERMINATION DATE" means September 8, 2000 or, if HNC postpones the record date for the Retek Dividend (as defined below) beyond September 15, 2000, the earlier of (i) the date 2 days prior to the postponed record date and (ii) October 31, 2000.

        "SLC WEBSITE" means all websites or other sites accessed via the internet or any other electronic network (including without limitation any cable-based network or private network), that are, in whole or in part, owned or operated by SLC, either as of the Agreement Date, the Closing Date or anytime in the past, including without limitation that certain website currently accessible at the URL address "http://www.systemslink.com" (the "HOME SLC WEBSITE").

        "EXCESS SLC INDEBTEDNESS PER SHARE" means the quotient (rounded to 4 decimal places) obtained by dividing (a) the amount by which the SLC Indebtedness as of the Closing Date exceeds $5,700,000 by (b) the total number of shares of the capital stock of SLC that are issued and outstanding immediately prior to the Effective Time.

        "SLC INDEBTEDNESS" means all indebtedness, liabilities and obligations of SLC (inclusive of principal and interest), whether matured or unmatured, that exist at the Effective Time and arise from: (i) indebtedness for borrowed money;
(ii) obligations evidenced by bonds, debentures, notes or similar instruments;
(iii) SLC's outstanding indebtedness to Commerce Bank, N.A. ("COMMERCE BANK");
(iv) SLC's outstanding indebtedness to General Electric Capital Corporation ("GECC"); (v) all SLC's obligations as a lessee under leases of any property (whether real, personal or mixed) that are required under GAAP to be accounted for as capital leases on SLC's balance sheet; (vi) reimbursement obligations of SLC in respect of letters of credit, bank guarantees or bankers' acceptances (excluding any reimbursement obligation with respect to the Standby Letter of Credit issued by Commerce Bank in the amount of approximately $23,000 relating to SLC's New Jersey real property lease deposit, to the extent that such Standby Letter of Credit is secured by cash collateral or a certificate of deposit of
SLC); (vii) that certain Settlement Agreement, dated August 31, 1998, by and between SLC, Robert E. Bruneau, Diane E. Sammer, Dubi Silverstein and Steven J. Carras (the "BRUNEAU SETTLEMENT AGREEMENT"); (viii) termination and severance obligations under employment agreements between SLC and Steven Carras and between SLC and Warren Schad in the aggregate amount of $312,370; and (ix) obligations under direct or indirect guarantees of obligations in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (viii) above.

        "RETEK DIVIDEND" means the dividend declared by HNC of shares of common stock of Retek Inc. ("RETEK") owned by HNC and payable to holders of record of HNC Common Stock as of the record date established by HNC with respect to such dividend, which record date, as of the Agreement Date, was September 15, 2000.

        For purposes of this Agreement, the number of shares that are "SUBJECT TO" an option to purchase shares of stock or a warrant to purchase shares of stock, means the total number of shares of such stock that would then be issuable upon the exercise in full of such option or warrant if the right to exercise such option or warrant was fully vested, and does not include any shares of stock that have already been issued upon an exercise of such option or warrant.

        Other capitalized terms defined elsewhere in this Agreement and not defined in this Article 1 will have the meanings assigned to such terms in this Agreement.

                                    ARTICLE 2
                             PLAN OF REORGANIZATION

        2.1 Conversion of Shares.

            2.1.1 Conversion of Sub Common Stock. At the Effective Time, each share of the Common Stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be converted into and become one (1) share of SLC Common Stock that is issued and outstanding immediately after the Effective Time, and the shares of SLC Common Stock into which the shares of Sub Common Stock are so converted in the Merger will be the only shares of capital stock of SLC that are issued and outstanding immediately after the Effective Time.

            2.1.2 Conversion of SLC Common Stock. Subject to the terms and conditions of this Agreement, at the Effective Time each share of SLC Common Stock that is issued and outstanding immediately prior to the Effective Time (other than any SLC Dissenting Shares as provided in Section 2.1.3) will, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive: (a) a number of shares of HNC Common Stock that is equal to the SLC Share Conversion Number, subject to the provisions of Section 2.2 regarding the elimination of fractional shares; and (b) an amount of cash equal to the Closing Cash Amount Per Share, subject to the provisions of Section 2.2 regarding the elimination of fractional cents.

            2.1.3 SLC Dissenting Shares.

                (a) Notwithstanding anything in this Agreement to the contrary, any shares of SLC capital stock held by any person or entity who has demanded and perfected dissenters' appraisal rights with respect to such shares in accordance with Section 262 of the DGCL and who, as of the Effective Time, has not effectively released or forfeited such dissenters' appraisal rights ("SLC DISSENTING SHARES") will not be converted into or represent the right to receive shares of HNC Common Stock and cash pursuant to Section 2.1.2 in the Merger (except as provided in Section 2.1.3(b)) and the holder of such shares shall only be entitled to such appraisal rights as are granted to such holder under the DGCL.

                (b) Notwithstanding the provisions of Section 2.1.3(a) above, if any holder of shares of SLC Common Stock who demands the purchase of such shares pursuant to Section 262 of the DGCL shall effectively release or forfeit such holder's dissenters' appraisal rights (whether through failure to perfect such rights or otherwise), then, effective as of the later of (i) the Effective Time or (ii) the occurrence of such release or loss of such rights, such holder's shares of SLC Common Stock shall cease to be SLC Dissenting Shares and shall automatically be converted into and represent only the right to receive shares of HNC Common Stock and cash as provided in Section 2.1.2, without interest thereon, upon surrender of the certificate(s) representing such shares in accordance with Article 7 of this Agreement, at which time such holder of such shares shall also become subject to the escrow provisions of Section 2.7 and the Escrow Agreement.

                (c) SLC shall give HNC (i) prompt written notice of its receipt of any written demands for purchase of any shares of SLC capital stock pursuant to the dissenters' appraisal rights provisions of Section 262 of the DGCL, any withdrawals of such demands, and any other instruments relating to the Merger served pursuant to the DGCL and received by SLC and (ii) the opportunity to participate (at HNC's expense) in all negotiations and proceedings with respect to demands for purchase of any shares of SLC's capital stock under the DGCL. SLC shall not, except with the prior written consent of HNC, which shall not be unreasonably withheld, or as may be required under applicable law, voluntarily make any payment with respect to any demands for the purchase of SLC capital stock or offer to settle or settle any such demands.

        2.2 Fractional Shares and Fractional Cents.

            (a) Fractional Shares. No fractional shares of HNC Common Stock will be issued in connection with the Merger. In lieu thereof, each SLC Stockholder who would otherwise be entitled to receive a fraction of a share of HNC Common Stock pursuant to Section 2.1.2, determined in each case after aggregating all shares of HNC Common Stock to be received by such holder pursuant to Section 2.1.2, will instead receive from HNC, in lieu of any fractional share otherwise issuable to such holder under Section 2.1.2, a payment of cash in an amount equal to the product obtained by multiplying the HNC Closing Price Per Share (as adjusted to reflect any Capital Change (as defined in Section 2.5 below) of HNC occurring after the Agreement Date and prior to Effective Time) by the fraction of a share of HNC Common Stock that such holder would otherwise be entitled to receive, which amount shall be paid within ten (10) business days after the Effective Time.

            (b) Fractional Cents. No fractional cents will be paid in connection with the Merger. In lieu thereof, each SLC Stockholder who would otherwise be entitled to receive payment in cash of a fractional cent pursuant to Section 2.1.2, determined after aggregating the total amount of cash payable to such SLC Stockholder pursuant to Section 2.1.2, will have such fractional cent rounded down to the nearest whole cent.

        2.3 Limitation on Number of HNC Shares Issued.

            (a) Notwithstanding anything in this Agreement (including but not limited to this Section 2) to the contrary, in no event may the HNC Shares Issuable (as defined below) exceed twenty percent (20%) of the number of shares of HNC Common Stock that are issued and outstanding immediately prior to the Effective Time. As used herein the "HNC SHARES ISSUABLE" means that number of shares of HNC Common Stock that equals the sum of (a) the total number of shares of HNC Common Stock that, but for the provisions of this Section 2.3, are to be issued under the provisions of Section 2.1.2 of this Agreement, plus (b) the total number of shares of HNC Common Stock that, but for the provisions of this
Section 2.3, are issuable upon the exercise of HNC Options to be issued under
Section 2.4 of this Agreement. If the HNC Shares Issuable shall at any time exceed twenty percent (20%) of the number of shares of HNC Common Stock that are issued and outstanding immediately prior to the Effective Time, then each of the SLC Share Conversion Number and the SLC Option Conversion Number shall each be proportionally reduced by the same ratio until the HNC Shares Issuable does not exceed twenty percent (20%) of the number of shares of HNC Common Stock that are issued and outstanding immediately prior to the Effective Time.

            (b) If, at the Closing, the SLC Share Conversion Number and the SLC Option Conversion Number would be reduced pursuant to the provisions of paragraph 2.3(a) above, then SLC shall have the option, by written notice to HNC, to terminate this Agreement at any time prior to the Effective Time. If SLC terminates this Agreement pursuant to this paragraph, the parties shall be released from any further obligations hereunder other than obligations (such as obligations of confidentiality) that would by their terms survive the termination of this Agreement prior to closing.

        2.4 Assumption and Conversion of SLC Options.

            2.4.1 At Effective Time. At the Effective Time, each unexpired SLC Option that is outstanding immediately prior to the Effective Time, whether or not then exercisable, will by virtue of the Merger and this Agreement, and without the need for any action on the part of the holder thereof, be assumed by HNC and converted into an option to purchase shares of HNC Common Stock (an "HNC OPTION") that (i) is exercisable (subject to the vesting conditions carried over from such SLC Option as provided below) for that number of whole shares of HNC Common Stock equal to the number of shares of SLC Common Stock that were subject to such SLC Option immediately prior to the Effective Time multiplied by the SLC Option Conversion Number, rounded down to the nearest whole number of shares of HNC Common Stock, and (ii) has an exercise price per share of HNC Common Stock equal to the exercise price per share of SLC Common Stock at which such SLC Option was exercisable immediately prior to the Effective Time divided by the SLC Option Conversion Number, rounded up to the nearest whole cent. The terms, exercisability, vesting schedule, status as an "incentive stock option" under
Section 422 of the Code (if applicable) or as a nonqualified stock option, and all other terms and conditions of each SLC Option (including but not limited to the provisions of the SLC Stock Option Plan that form part of the terms and conditions of such SLC Option) that is converted into an HNC Option pursuant to this Section 2.4 will (except as otherwise provided in the terms of such SLC Options, in Section 6.7 or under applicable law), to the extent permitted by law and otherwise reasonably practicable, be unchanged and continue in effect after the Merger with respect to such HNC Option and the shares of HNC Common Stock issuable upon exercise thereof. Continuous employment or service with SLC prior to the Effective Time will be credited to each holder of a SLC Option for purposes of applying any vesting schedule contained in a SLC Option to determine the number of shares of HNC Common Stock that are exercisable under the HNC Option into which such SLC Option is converted in the Merger. HNC hereby accepts at Closing the assignment of all rights of repurchase and all similar rights under the SLC Stock Option Plan and any option grants or other agreements entered into thereunder.

            2.4.2 Registration. HNC shall use its diligent good faith efforts to cause the shares of HNC Common Stock issuable (but not yet issued) upon exercise of the HNC Options that are issued by virtue of the conversion and assumption of SLC Options under this Section 2.4 to be registered on a registration statement on Form S-8 (or successor form) promulgated by the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 ACT"), as soon as reasonably practicable after the Effective Time, and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such HNC Options remain outstanding and HNC Common Stock is registered under the Securities Exchange Act of 1934, as amended (the "1934 ACT"). Notwithstanding the foregoing, HNC shall have no obligation to register any of such shares of HNC Common Stock with respect to any HNC Option which is ineligible to be included in a registration statement on Form S-8 under the 1933 Act.

        2.5 Adjustments for Capital Changes. Notwithstanding the provisions of this Article 2, if at any time after the Agreement Date and prior to the Effective Time, HNC recapitalizes, either through a subdivision (or stock split) of its outstanding shares of Common Stock into a greater number of shares of Common Stock, or a combination (or reverse stock split) of its outstanding shares of Common Stock into a lesser number of shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Common Stock, into the same or a different number of shares of other classes of stock, either of HNC or of another entity (other than through a subdivision or combination of shares provided for in the previous clause), or declares a dividend on its outstanding shares of Common Stock payable in shares of HNC Common Stock (each, a "CAPITAL CHANGE"), then the HNC Closing Price Per Share, the SLC Share Conversion Number, and the SLC Option Conversion Number, will each, if and to the extent necessary, be appropriately adjusted so as to equitably maintain the proportionate interests of the stockholders of HNC and SLC intended by this Agreement (but, in the case of stockholders of SLC, only with respect to their interests in the equity of HNC represented by those shares of HNC Common Stock and HNC Options that are issued pursuant to the Merger and this Agreement.) Notwithstanding the foregoing, the provisions of this Section 2.5 shall not apply to the Retek Dividend, which shall occur after the Effective Time. The effects of the Retek Dividend are addressed in Section 6.7.

        2.6 Continuation of Vesting and Repurchase Rights. If any shares of SLC Common Stock that are outstanding immediately prior to the Effective Time (a) are subject to a repurchase option (other than a right of first refusal), risk of forfeiture, or other condition providing that such shares may be forfeited or repurchased by SLC upon any termination of the stockholder's employment, directorship, consultancy or other relationship with SLC (and/or any affiliate of SLC) under the terms of any restricted stock purchase agreement or other agreement with SLC that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses automatically upon consummation of the Merger ("UNVESTED SLC SHARES") or (b) are subject to a contractual restriction on the transfer of such shares, other than a right of first refusal ("RESTRICTED SLC SHARES"), then the shares of HNC Common Stock issued upon the conversion of such Unvested SLC Shares or Restricted SLC Shares in the Merger will continue to be unvested and will continue to be subject to the same repurchase options, risks of forfeiture, restrictions on transfer (other than a right of first refusal) or other conditions, as applicable, immediately following the Effective Time as they were subject to immediately prior to the Effective Time and the certificates representing such shares of HNC Common Stock shall accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture, restrictions on transfer or other conditions. SLC shall use reasonable efforts to take all actions that may be necessary to ensure that, from and after the Effective Time, HNC is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement and to enforce any such contractual restriction on transfer (other than a right of first refusal).

        2.7 Escrow Agreement.

            2.7.1 Escrow; Escrow Shares. HNC will be entitled to withhold at the Closing (as defined in Section 7.1), from the payments of HNC Common Stock and cash to be made to the Escrow Stockholders (as defined below) under Section
2.1.2 and to place in escrow as provided herein: (i) (a) an amount of cash equal to twenty percent (20%) of the total aggregate amount of cash payable to all the holders of SLC Common Stock under Section 2.1.2(b) and (b) that aggregate number of shares of HNC Common Stock having an aggregate value (based on the HNC Closing Price Per Share) equal to the difference between (w) twenty percent (20%) of the Closing Consideration Amount and (x) the amount of cash placed in escrow under the preceding clause (a), (rounded up to the nearest whole number of such shares of HNC Common Stock) (the cash and shares described in the preceding clause (i) being collectively referred to herein as the "GENERAL ESCROW"); and (ii) (c) $173,000 in cash and (d) that aggregate number of shares of HNC Common Stock having an aggregate value (based on the HNC Closing Price Per Share) equal to $692,000 (rounded up to the nearest whole number of shares of HNC Common Stock) (the cash and shares described in the preceding clause (ii) being collectively referred to herein as the "11.3 ESCROW"). The General Escrow and the 11.3 Escrow are collectively referred to herein as the "ESCROW". The amount of cash and the number of shares of HNC Common Stock so withheld and placed in the Escrow for each SLC Stockholder who held outstanding shares of SLC Common Stock as of 5:00 p.m., Eastern Daylight Time, on August 31, 2000 (each such SLC Stockholder being individually referred to herein as an "ESCROW STOCKHOLDER" and all such SLC Stockholders being collectively referred to herein as the "ESCROW STOCKHOLDERS") shall be set forth in Attachment A to the Escrow Agreement (as defined below) and be allocated among the Escrow Stockholders on a pro rata basis according to each Escrow Stockholder's percentage ownership interest in the outstanding shares of capital stock of SLC as of 5:00 p.m., Eastern Daylight Time, on August 31, 2000; provided that Steven Carras, David Pedersen and Warren Schad (i) shall not be Escrow Stockholders, (ii) shall not have any cash or shares of HNC Common Stock payable to them under Section 2.1.2 withheld or placed in the Escrow and (iii) shall have no interest whatsoever in any of the Escrow Cash or Escrow Shares (as such terms are defined below) to be withheld and placed in the Escrow as provided herein. All of the cash to be so withheld and escrowed pursuant to this Section 2.7.1 is hereinafter collectively referred to as the "ESCROW CASH". All of the shares of HNC Common Stock to be so withheld and escrowed pursuant to this Section 2.7.1 are hereinafter collectively referred to as the "ESCROW SHARES". HNC will deliver the Escrow Cash and the certificates representing the Escrow Shares (and related stock transfer powers) to State Street Bank and Trust Co., N.A. or a similar institution (the "ESCROW AGENT"), to be held by the Escrow Agent in escrow as security for Escrow Stockholders' indemnification obligations under
Article 11 pursuant to the provisions of an Escrow Agreement in substantially the form of Exhibit A to be entered into at the Closing by and among HNC, the Escrow Agent, the Escrow Stockholders and the Representative (as defined below) (the "ESCROW AGREEMENT"). The Escrow Shares will be represented by a certificate or certificates issued in the name of a nominee for the Escrow Agent. Each of the Escrow Stockholders shall have a beneficial interest in the Escrow Cash and Escrow Shares in proportion to its percentage ownership interest in the outstanding capital stock of SLC as of 5:00 p.m., Eastern Daylight Time, on August 31, 2000. The Escrow Cash and Escrow Shares will be held in the Escrow by the Escrow Agent during the Escrow Period (as defined in the Escrow Agreement) pursuant to the provisions of the Escrow Agreement.

            2.7.2 Retek Shares. Any and all shares of common stock of Retek that are distributed pursuant to the Retek Dividend on the shares of HNC Common Stock to be withheld and escrowed pursuant to Section 2.7.1 above in either the General Escrow or the 11.3 Escrow shall also be escrowed with the Escrow Agent and shall also constitute "Escrow Shares" for all purposes of this Agreement.

            2.7.3 Additional Escrow and Indemnity Provisions. By their approval of the Merger, each of the SLC Stockholders will be conclusively deemed to have consented to, approved and agreed to be personally bound by: (i) the indemnification provisions of Article 11; (ii) the Escrow Agreement; (iii) the appointment of Fred Farkouh as the representative of the Escrow Stockholders (together with each of his successor(s) appointed pursuant to this Agreement or the Escrow Agreement the "REPRESENTATIVE") and as the attorney-in-fact and agent for and on behalf of each Escrow Stockholder as provided in this Agreement and the Escrow Agreement; and (iv) the taking by the Representative of any and all actions and the making of any and all decisions required or permitted to be taken by the Representative under this Agreement and under the Escrow Agreement, including, without limitation, the exercise of the power to: (1) authorize delivery to HNC of Escrow Cash and Escrow Shares in satisfaction of indemnity claims by HNC or any other HNC Indemnified Person (as defined herein) pursuant to Article 11 and/or the Escrow Agreement; (2) agree to, negotiate, enter into settlements and compromises of, demand arbitration of, and comply with orders of courts and awards of arbitrators with respect to, any matter concerning any claim for indemnity made pursuant to Article 11; (3) arbitrate, resolve, settle or compromise any claim regarding any claim for indemnity made pursuant to
Article 11; and (4) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing. The Representative will have unlimited authority and power to act on behalf of each Escrow Stockholder with respect to the disposition, settlement or other handling of (a) indemnity claims under Article 11 and (b) all claims governed by Article 11 of this Agreement or the Escrow Agreement, and all rights or obligations arising under
Article 11 of this Agreement or the Escrow Agreement so long as all Escrow Stockholders are treated in a consistent manner and/or consent in writing to different treatment. Each Escrow

Stockholder will be bound by all actions taken by the Representative in connection with indemnity claims under Article 11 and the Escrow Agreement, and HNC will be entitled to rely on any action or decision of the Representative in connection therewith. In performing the functions specified in this Agreement and the Escrow Agreement, the Representative will not be liable to any SLC Stockholder (including but not limited to any Escrow Stockholder) in the absence of gross negligence or willful misconduct on the part of the Representative. Any fees charged and out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken pursuant to the terms of this Agreement or the Escrow Agreement will be paid by the Escrow Stockholders to the Representative pro rata in proportion to their respective percentage interests in the Escrow Cash and Escrow Shares. HNC shall have no liability or obligation to pay any such fees, costs or expenses of the Representative.

        2.8 Effects of the Merger. At and upon the Effective Time of the Merger:

            (a) the separate existence of Sub will cease and Sub will be merged with and into SLC, and SLC will be the surviving corporation of the Merger (the "SURVIVING CORPORATION") pursuant to the terms of this Agreement and the Certificate of Merger;

            (b) the Certificate of Incorporation of SLC will be amended to read as set forth in Exhibit B attached hereto and will be the Certificate of Incorporation of the Surviving Corporation upon the Effective Time;

            (c) the Bylaws of Sub will be the Bylaws of the Surviving
Corporation;

            (d) each share of SLC Common Stock that is issued and outstanding immediately prior to the Effective Time will be converted as provided in this
Article 2;

            (e) each share of Sub Common Stock that is outstanding immediately prior to the Effective Time will be converted into one (1) share of SLC Common Stock as provided in Section 2.1.1;

            (f) the SLC Options will be converted to HNC Options as provided in
Section 2.4;

            (g) the officers of the Surviving Corporation (and their respective offices) will be: Tony Patterson -- Chief Executive Officer; Faith Pollock -- Vice President and Treasurer; Kenneth Saunders -- Chief Financial Officer and Secretary; and Russ Clark - Assistant Secretary;

            (h) the directors of the Surviving Corporation will be John Mutch, Kenneth Saunders and Tony Patterson; and

            (i) the Merger will, from and after the Effective Time, have all of the effects provided by applicable law.

        2.10 Securities Laws Compliance. HNC will issue the shares of HNC Common Stock to be issued in the Merger pursuant to Section 2.1.2 of this Agreement pursuant to the exemption(s) from registration under Section 4(2) and/or Regulation D promulgated under the 1933 Act, the exemption from qualification under Section 25120 of the California Corporations Code (the "CCC") provided by
Section 25100(o) of the CCC and applicable exemptions under applicable state securities laws. Concurrently with execution of this Agreement, each SLC Stockholder that is an "accredited" investor (within the meaning of Regulation D promulgated under the 1933 Act) shall execute and deliver to HNC an Investment Representation Letter in the form of Exhibit C-1 hereto and each SLC Stockholder that is not an "accredited" investor (within the meaning of Regulation D promulgated under the 1933 Act) shall execute and deliver to HNC an Investment Representation Letter in the form of Exhibit C-2 hereto (each, an "INVESTMENT REPRESENTATION LETTER"), which shall, among other things, evidence such SLC Stockholder's understanding and acknowledgement that the shares of HNC Common Stock to be issued to such SLC Stockholder pursuant to Section 2.1.2 will be "restricted securities" within the meaning of Rule 144 under the 1933 Act ("RULE 144").

        2.11 Further Assurances. If, at any time before or after the Effective Time, HNC believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then HNC, the Surviving Corporation and their respective officers and directors may, execute and deliver all such proper deeds, assignments, instruments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of SLC or otherwise.

        2.12 Tax-Free Reorganization. The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger in accordance with the provisions of Sections 368(a)(1)(A) and (a)(2)(E) of the Code. Each party agrees, that provided it concludes in good faith that it has a valid legal basis to do so under the Code and the Treasury Regulations promulgated thereunder and applicable law, it will (i) report the Merger in a manner consistent with the intention expressed in the first sentence of this Section, and (ii) not take any position materially inconsistent with such intention. Notwithstanding anything to the contrary set forth herein, HNC makes no representation or warranty to SLC or to any stockholder of SLC regarding the tax treatment of the Merger or whether the Merger will qualify as a tax-free plan of reorganization under the Code. SLC hereby acknowledges and agrees that neither SLC nor any SLC Stockholder has relied, or is relying, on HNC or HNC's legal counsel, accountants or tax advisers, for any advice or counsel with respect to the tax treatment of the Merger. SLC also acknowledges on behalf of the SLC Stockholders, that any cash consideration received in the Merger will be taxable currently.

                                    ARTICLE 3
                      REPRESENTATIONS AND WARRANTIES OF SLC

        SLC represents and warrants to HNC that, except as set forth in the letter signed by SLC's Chief Executive Officer and Chief Financial Officer addressed to HNC from

SLC and dated as of the Agreement Date (including all schedules thereto) that has been delivered by SLC to HNC concurrently with the parties' execution of this Agreement (the "SLC DISCLOSURE LETTER"), each of the representations, warranties and statements contained in the following sections of this Article 3 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement (including without limitation Articles 8 and 9 hereof), the statements contained in the SLC Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by SLC under Article 3 of this Agreement.

        3.1 Organization and Good Standing. SLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SLC has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to transact business, and is in good standing, as a foreign corporation in each jurisdiction in which its failure to be so qualified would have a Material Adverse Effect on SLC. SLC has delivered to HNC or its counsel, Fenwick & West LLP, true and correct copies of SLC's currently effective Certificate of Incorporation and Bylaws, each as amended to date. SLC is not in violation of its Certificate of Incorporation, Bylaws or other charter documents. All of the members of SLC's Board of Directors have been validly and lawfully elected to SLC's Board of Directors.

        3.2 Subsidiaries. SLC has no subsidiaries. SLC does not have any equity or ownership interest, whether direct or indirect, in any corporation, partnership, limited partnership, limited liability company, joint venture or other business entity other than Fraudlink, LLC ("FRAUDLINK"). SLC has delivered to HNC or its counsel true and correct copies of the currently effective written agreements or charter documents governing Fraudlink, including without limitation the Fraudlink Operating Agreement (as defined below). Fraudlink is a limited liability company organized and in good standing under the laws of the State of New Jersey. The only members of Fraudlink are SLC and National Fraud Center, Inc. ("NFC"). SLC owns a 50% percent membership interest in Fraudlink and NFC owns a 50% membership interest in Fraudlink. SLC has complied in all material respects with, and is not currently in breach of, the terms and conditions of that certain Operating Agreement of Fraudlink, LLC, dated January 26, 1999 (the "LLC OPERATING AGREEMENT"), by and between SLC and NFC, including but not limited to the provisions thereof relating to capital contributions, payment of royalties, and maintenance of books and records. To the knowledge of SLC, NFC has complied in all material respects with, and is not currently in breach of, the terms and conditions of the LLC Operating Agreement. Schedule 3.2 to the SLC Disclosure Letter lists the capital contributions made by each of SLC and NFC to Fraudlink pursuant to the LLC Operating Agreement. Schedule 3.2 to the SLC Disclosure Letter describes the current royalty rates payable by SLC to Fraudlink pursuant to that certain License Agreement between SLC and Fraudlink, dated February 2, 1999 (the "LLC LICENSE AGREEMENT") and the aggregate amount of royalties paid thereunder to date by SLC. Schedule 3.2 to the SLC Disclosure Letter also describes in detail the basis for any change in the royalty rates under the LLC License Agreement and the effective date of each such change in the royalty rate. Schedule 3.2 to the SLC Disclosure Letter also specifies the date on which

Phase I and Phase II (as defined in the LLC Operating Agreement) were completed and lists each new version, modification or enhancement to the "Licensed Product" (as defined in the LLC License Agreement) and the date of completion of each such new version, modification or enhancement. No consent of Timothy Kear, James Oviedo, Christopher Cordes or Foundation Group, Inc was required in connection with the LLC License Agreement or is required in connection with SLC entering into and performing this Agreement. The execution delivery and performance of the LLC License Agreement did not, and the execution, delivery and performance of this Agreement will not, breach, with or without notice or passage of time, the terms and provisions of the LLC Operating Agreement or that certain Asset Purchase Agreement dated April 30, 1998 by and between NFC and Messrs. Kear, Oviedo and Cordes and Foundation Group, Inc. (the "ASSET PURCHASE AGREEMENT"). To the knowledge of SLC, neither Fraudlink nor NFC has breached or is currently in breach of the terms and conditions of the Asset Purchase Agreement.

        3.3 Power, Authorization and Validity.

            3.3.1 Power and Authority. SLC has all requisite corporate power, capacity and authority to enter into, execute, deliver and perform its obligations under, this Agreement and each of the SLC Ancillary Agreements, and to consummate the Merger. The execution, delivery and performance by SLC of this Agreement and each of the SLC Ancillary Agreements have been duly and validly approved and authorized by SLC's Board of Directors and stockholders in full compliance with applicable law (including without limitation the DGCL) and SLC's Certificate of Incorporation and Bylaws, each as amended. This Agreement, the Merger, the SLC Ancillary Agreements and SLC's performance of its obligations thereunder, have been duly and validly unanimously approved by all of SLC's stockholders by unanimous written consent of the stockholders without a meeting in compliance with Sections 228 and 251 of the DGCL and SLC's Certificate of Incorporation and Bylaws, each as amended.

            3.3.2 No Consents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority (each, a "GOVERNMENTAL AUTHORITY"), or any other person or entity, governmental or otherwise, is necessary or required to be made or obtained by SLC or Fraudlink to enable SLC or any of its stockholders to lawfully execute and deliver, enter into, and to perform its obligations under, this Agreement and each of the SLC Ancillary Agreements, or to consummate the Merger, except for the filing of the Certificate of Merger with the Delaware Secretary of State as required under the DGCL to effect the Merger.

            3.3.3 Enforceability. This Agreement and each of the SLC Ancillary Agreements are, or when executed by SLC will be, valid and binding obligations of SLC, enforceable against SLC in accordance with their respective terms, subject to the effect of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

        3.4 Capitalization of SLC.

            3.4.1 Capital Stock.

                (a) Authorized and Outstanding Shares. The authorized capital stock of SLC consists entirely of 25,000,000 shares of Common Stock, $0.001 par value per share, of which a total of 8,671,083 shares are issued and outstanding. No fractional shares of SLC Common Stock are issued or outstanding. SLC holds 3,664,122 treasury shares. No shares of any preferred stock of SLC are, or ever have been, authorized, issued or outstanding.

                (b) Status of Shares. All of the issued and outstanding shares of SLC's capital stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any claim, lien, preemptive right, right of first refusal, right of first offer or right of rescission, and have been offered, issued, sold and delivered by SLC in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of all applicable federal and state securities laws. No stockholder of SLC owes SLC any money or other consideration representing any part of the purchase price of any outstanding shares of SLC's capital stock, including without limitation any money due under a promissory note payable to SLC. SLC has no liability (or potential liability) to any stockholder (or former stockholder) for any dividends that have been declared or accrued or for any portion of any repurchase or redemption price payable to such stockholder (or former stockholder) to repurchase or redeem any of the stockholder's shares of SLC capital stock.

                (c) Stockholders. A list of all holders of SLC's outstanding capital stock, and the total number of shares of (and share certificate numbers for) SLC Common Stock owned by each such holder is set forth in Schedule 3.4.1 to the SLC Disclosure Letter (the "SLC STOCKHOLDER LIST"). No issued and outstanding shares of SLC Common Stock are subject to an option held by SLC to purchase any of such shares at their original issuance price upon the termination of employment or other services with SLC of the holder of such shares.

            3.4.2 Options, Warrants and Rights.

                (a) Outstanding Options, Warrants and Rights. Except for SLC Options to purchase an aggregate total of 489,500 shares of SLC Common Stock that are outstanding on the Agreement Date, all of which options were granted under the SLC Stock Option Plan, all as more fully described in Schedule 3.4.2 to the SLC Disclosure Letter, there are no SLC Derivative Securities, calls, commitments, conversion privileges, preemptive rights, rights of first refusal, rights of first offer or other rights or agreements outstanding to purchase or otherwise acquire from SLC (whether directly or indirectly) any shares of SLC's authorized but unissued capital stock or any securities convertible into or exchangeable for any shares of SLC's capital stock or obligating SLC to grant, issue, extend, or enter into any SLC Derivative Securities, call, commitment, conversion privilege, preemptive right, right of first refusal, right of first offer or other such right or agreement. Except for the SLC Options described above in this Section 3.4.2(a), no options, warrants, convertible debentures, or any other securities of SLC or rights to acquire shares of SLC stock or any other securities of SLC will become an option, warrant, convertible debenture, security or other right to purchase or otherwise acquire from SLC any capital stock or other securities of HNC, or any other obligation or liability of HNC, by reason of the Merger or this Agreement. To SLC's knowledge, no person or entity holds, or has any option, warrant or other right to acquire, any issued and outstanding shares of the capital stock of SLC or SLC Derivative Securities from any holder of shares of the capital stock of SLC.

                (b) Status of SLC Stock Plans. A total of 1,000,000 shares of SLC Common Stock are reserved for issuance under the SLC Stock Option Plan. As of the Agreement Date: (i) no shares of SLC Common Stock have been issued under the SLC Stock Option Plan or are outstanding under the SLC Stock Option Plan;
(ii) a total of 489,500 shares of SLC Common Stock are potentially issuable upon the exercise of all options granted under the SLC Stock Option Plan that are outstanding on the Agreement Date; and (iii) a total of 510,500 shares of SLC Common Stock are reserved and available for issuance under the SLC Stock Option Plan and are not yet outstanding nor subject to outstanding SLC Options. As of the Agreement Date, each SLC Non-Plan Grant has been exercised in full and no options are outstanding under any SLC Non-Plan Grant. Except as set forth on
Schedule 3.4.2 to the SLC Disclosure Letter, no SLC Options contain any provisions accelerating the vesting of the right to exercise such SLC Options upon or as a result of the Merger, this Agreement or any other merger or consolidation involving SLC, any issuance or sale of SLC stock, any sale of all or substantially all of SLC's assets or any business combination or similar transaction involving or causing a change of control of SLC ("ACCELERATED VESTING ON CHANGE OF CONTROL PROVISIONS"). The SLC Stock Option Plan and any change that has been made to (i) the number of shares reserved under the SLC Stock Option Plan or (ii) the eligible participants under the SLC Stock Option Plan, have each been duly and validly approved by SLC's Board of Directors and by SLC's stockholders to the extent required by applicable law, and such stockholder approval was obtained as required by the SLC Stock Option Plan and within one (1) year of the date on which such SLC Stock Option Plan (or such change) was approved by SLC's Board of Directors. The provisions of Section 2.4 (regarding the assumption and conversion of SLC Options in the Merger) are, and at the Effective Time will be, binding and enforceable against each holder of a SLC Option that is outstanding immediately prior to the Effective Time. The exercise price at which each SLC Option may be exercised was the fair market value of SLC's Common Stock, as determined in good faith by SLC's Board of Directors, on the date such SLC Option was granted. All outstanding SLC Options that have designated by SLC as "incentive stock options" fully qualify as incentive stock options within the meaning of Section 422 of the Code. SLC has no outstanding stock options not granted under either an SLC Non-Plan Grant or the SLC Stock Option Plan. SLC has no stock option, stock incentive or stock purchase plans other than the SLC Stock Option Plan. No individual who is an employee, consultant or other service provider to Fraudlink holds an SLC Option, unless such individual is also an employee of SLC.

                (c) Holders of Options and Warrants. Attached as Schedule 3.4.2 to the SLC Disclosure Letter is (i) a true and complete list of all SLC Options that are outstanding on the Agreement Date, all of which have been granted under the SLC Stock Option Plan, setting forth the holder of each such SLC Option, whether such individual is an employee, consultant, or director of SLC, the date of grant, the exercise price per share at which SLC Common Stock is purchasable under such SLC Option, the vesting schedule of each such SLC Option as of immediately following the Effective Time, the number of shares of SLC Common Stock subject to each such SLC Option, and whether or not SLC has designated such SLC Option as an incentive stock option within the meaning of Section 422 of the Code; and (ii) a true and complete list of all other securities or rights to purchase or otherwise acquire any shares of the capital stock of SLC of any class or series, identifying such rights and any conditions to the exercise thereof, the holders thereof and the number, class and series of such shares of SLC capital stock issuable thereunder (Schedule 3.4.2 to the SLC Disclosure Letter is hereinafter referred to as the "SLC OPTION HOLDER LIST"). Schedule
3.4.2 also includes a true and complete list of all outstanding securities or rights to purchase or otherwise acquire securities or equity or economic interests in Fraudlink, identifying such rights and any conditions to the exercise thereof, the holders thereof and the number, class and series of such shares or equity or economic interests.

            3.4.3 No Voting Arrangements, Registration Rights. There are no voting agreements, voting trusts, proxies, preemptive rights, rights of first refusal, rights of first offer, rights of co-sale or tag-along rights, put or option arrangements, buy-sell agreements or redemption agreements obligating SLC, or allowing any party, to redeem or repurchase any shares of its capital stock under any conditions or other restrictions applicable to any shares of SLC's outstanding stock or other securities or to the conversion of any shares of SLC's capital stock in the Merger pursuant to any agreement or obligation to which SLC is a party or, to SLC's knowledge, pursuant to any other agreement or obligation. SLC has no obligation to register under the 1933 Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may subsequently be issued by SLC. The Redemption/Cross-Purchase Agreement, dated October 23, 1985, as amended, by and between SLC, Robert E. Bruneau, Dubi Silverstein and Joseph R. Lagae (the "REDEMPTION AGREEMENT"), was validly and completely terminated effective October 6, 1998 and no conditions to such termination remain unsatisfied. No sales of securities of SLC were made in violation of the Redemption Agreement.

        3.5 No Conflict. Neither the execution and delivery of this Agreement nor any of the SLC Ancillary Agreements by SLC, nor the consummation of the Merger or any of the other transactions contemplated hereby or thereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation by SLC of: (i) any provision of the Certificate of Incorporation or Bylaws or other charter documents of SLC as currently in effect; (ii) any federal, state, local or foreign law, statute, rule, regulation, judgment, writ, decree or order, applicable to SLC or any of its assets or properties (including but not limited to the DGCL) or, to SLC's knowledge, any of its officers, key employees or key consultants; or (iii) any Material SLC Agreement (as defined in Section 3.11). Neither SLC's entering into this Agreement nor the consummation of the Merger will give rise to, or trigger the application of, any rights of any third party that would come into effect upon the effectiveness of the Merger. The consummation of the Merger or any other transaction contemplated by this Agreement by SLC will not require the consent, release, waiver or approval of any third party other than the required approval of SLC's stockholders under the DGCL (which consent and approval has been obtained by a unanimous written consent of SLC's stockholders in compliance with the DGCL, including without limitation Section 228 of the DGCL). Except as set forth in Schedule 3.5 to the SLC Disclosure Letter, no consent or approval of any third party is required to ensure that, following the Effective Time, any SLC Material Agreement will continue to be in full force and effect without any breach, default or violation thereof caused by virtue of the Merger or by any other transaction called for by this Agreement or any SLC Ancillary Agreement.

        3.6 Litigation. There is no action, claim, suit, arbitration, mediation, proceeding or investigation pending against SLC or Fraudlink (or, to SLC's knowledge, against any officer, director, employee, key consultant or agent of SLC or Fraudlink in their capacity as such or relating to their employment, services or relationship with SLC or Fraudlink) before any court, administrative agency or arbitrator, nor, to SLC's knowledge, has any such action, suit, proceeding, arbitration, mediation, claim or investigation been threatened. There is no judgment, decree, injunction, rule or order of any governmental entity or agency, court or arbitrator outstanding against SLC or Fraudlink or, to SLC's or Fraudlink's knowledge, against any officer, director, employee, key consultant or agent of SLC or Fraudlink in their capacity as such. There is no basis for any person, firm, corporation or other entity to assert a claim against SLC or Fraudlink based upon: (a) SLC's entering into this Agreement or any SLC Ancillary Agreement or consummating the Merger or any of the transactions contemplated by this Agreement or any SLC Ancillary Agreement (other than claims asserting dissenters' appraisal rights under Section 262 of the DGCL, if any are made or can be made); or (b) a disputed claim of ownership of options, warrants or other rights to acquire ownership of, any shares of the capital stock of SLC or any rights as a SLC stockholder, including any option, warrant or preemptive rights, right of refusal, rights of co-sale or tag along rights or rights to notice or to vote.

        3.7 Taxes.

            3.7.1 SLC and Fraudlink have each timely filed all federal, state, local and foreign tax returns required to be filed by it, has timely paid all taxes required to be paid by it for which payment is due, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by its most recent applicable tax returns (which accrual or reserve as of the Balance Sheet Date (as defined in Section 3.8 below) is fully reflected on the Balance Sheet (as defined in
Section 3.8 below), have each made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. Neither SLC nor Fraudlink is delinquent in the payment of any tax or in the filing of any tax return, and no deficiencies for any tax have been threatened, claimed, proposed or assessed against SLC, Fraudlink, or any of the officers, employees or agents of SLC or Fraudlink in their capacity as such. Neither SLC nor Fraudlink have received any notification that any material issues have been raised by (or are currently pending) before the Internal Revenue Service or any other taxing authority (including but not limited to any sales or use tax authority) regarding SLC or Fraudlink and no tax return of SLC or Fraudlink has ever been audited by the Internal Revenue Service or any state or local taxing agency or authority. No tax liens have been filed against any assets of SLC or Fraudlink. SLC is not, and since its inception has not been, a "personal holding company" within the meaning of the Code. SLC has not filed any election under Section 341(f) of the Code. SLC and Fraudlink have each withheld with respect to each of its employees and independent contractors all taxes, including but not limited to federal and state income taxes, FICA, Medicare, FUTA and other taxes, required to be withheld, and paid such withheld amounts to the appropriate tax authority within the time prescribed by law. Without in any way limiting the generality of the preceding sentence and the preceding provisions of this Section 3.7.1, SLC has withheld with respect to each person who has exercised a non-qualified option to purchase shares of SLC capital stock granted by SLC (including without limitation each former holder of an SLC Non-Plan Grant who has exercised an option under a SLC Non-Plan Grant, and has received payment in full from each former holder of an SLC Non-Plan Grant) all taxes, including but not limited to federal and state withholding taxes required to be withheld, and paid such withheld amounts to the appropriate tax authority (except for any employer Medicare tax obligations, which shall be paid by the Surviving Corporation).

            3.7.2 Effective as of February 1, 1997, SLC made a valid election under Section 1362 of the Code and any corresponding state or local tax provision to be an S corporation within the meaning of Sections 1361 and 1362 of the Code effective for all taxable periods beginning on or subsequent to February 1, 1997. At no time on or after February 1, 1997, including up through and including the Effective Time, has or will SLC experience any of the following: (1) any corporate level tax event under Section 1374 or any other provision of the Code; or (2) any type or form of voluntary, involuntary or inadvertent termination of its S corporation status other than the termination that will take place as a result of the Merger. SLC and the SLC Stockholders since February 1, 1997, have at no time taken any action or tax return position inconsistent with the treatment of SLC as an S corporation from February 1, 1997 through the Agreement Date. Similarly, neither SLC nor any of the SLC Stockholders have, at any time on or after February 1, 1997 through the Effective Time, failed at any time to take any action required in order to maintain SLC's S corporation status under the Code or any other tax law.
Schedule 3.7.2 sets forth each state and locality where SLC has made a valid election under the applicable law of such jurisdiction to be an S corporation effective for all taxable periods beginning on or subsequent to the date of such election, and the date of such election.

            3.7.3 SLC has documentary evidence of its S corporation election from the Internal Revenue Service (and other relevant taxing authorities), and SLC shall deliver such documents along with the other Tax records of SLC to HNC as part of the transactions contemplated by this Agreement.

            3.7.4 For the purposes of this Section, the terms "TAX" and "TAXES" include all federal, state, local and foreign income, alternative or add-on minimum income, gains, franchise, excise, property, property transfer, sales, use, employment, license, payroll, ad valorem, documentary, stamp, withholding, occupation, recording, value added or transfer taxes, governmental charges, fees, customs duties, levies or assessments (whether payable directly or by withholding), and, with respect to any such taxes, any estimated tax, interest, fines and penalties or additions to tax and interest on such fines, penalties and additions to tax.

        3.8 SLC Financial Statements. SLC has delivered to HNC, as Schedule 3.8 to the SLC Disclosure Letter, (a) the audited consolidated balance sheets of SLC as of December 31, 1997, December 31, 1998 and December 31, 1999 and SLC's audited consolidated statements of operations, statements of cash flows and statements of changes in stockholders' equity for each of the fiscal years ended December 31, 1997, December 31, 1998 and December 31, 1999 and (b) the unaudited consolidated balance sheet of SLC as of July 31, 30, 2000 and SLC's unaudited consolidated statement of operations for its six months ended July 31, 2000 (all such audited and unaudited financial statements of SLC and any notes thereto are hereinafter collectively referred to as the "SLC FINANCIAL STATEMENTS"). The SLC Financial Statements (a) are derived from and in accordance with the books and records of SLC, (b) fairly present the financial condition of SLC at the dates therein indicated and the results of operations for the periods therein specified and (c) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods (except, solely in the case of any of such SLC Financial Statements that are unaudited, for any absence of notes thereto and the absence of year-end audit adjustments). SLC has no material debt, liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those shown on SLC's unaudited balance sheet as of July 31, 2000 that is included in the SLC Financial Statements (the "BALANCE SHEET"), and (ii) those that may have been incurred after July 31, 2000 (the "BALANCE SHEET DATE") in the ordinary course of SLC's business consistent with its past practices, and that are not material in amount, either individually or collectively, and are not required to be set forth in the Balance Sheet under GAAP. All reserves established by SLC that are set forth in or reflected in the Balance Sheet are reasonably adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March
1975) that are not adequately provided for in the Balance Sheet as required by said Statement No. 5. SLC's total assets (determined in accordance with GAAP) do not, as of the Agreement Date or the last regularly prepared balance sheet of SLC prepared prior to the Effective Time, and will not, as of the Effective Time, equal or exceed Ten Million Dollars ($10,000,000).

        3.9 Title to Properties. SLC and Fraudlink have good and marketable title to all of their respective assets and properties (including but not limited to those shown on the Balance Sheet), free and clear of all mortgages, deeds of trust, security interests, pledges, liens, title retention devices, collateral assignments, claims, charges, restrictions or other encumbrances of any kind other than Permitted Encumbrances. All machinery, vehicles, equipment and other tangible personal property owned or leased by SLC and Fraudlink or used in its business are in reasonably good condition and repair, normal wear and tear excepted. All leases of real or personal property to which SLC or Fraudlink is a party are fully effective and afford SLC or Fraudlink, as applicable, a valid leasehold interest in, and the right to peaceful and undisturbed leasehold possession of, the real or personal property that is the subject of the lease. To SLC's knowledge, neither SLC nor Fraudlink is in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has SLC received any notice of violation of law with which it has not complied. Neither SLC nor Fraudlink owns any real property.

        3.10 Absence of Certain Changes. Since the Balance Sheet Date, there has not been with respect to SLC or Fraudlink any:

            (a) Material Adverse Change in the condition (financial or otherwise), properties, assets, liabilities, businesses, operations, results of operations or prospects;

            (b) amendment or change in the Certificate of Incorporation or Bylaws of SLC;

            (c) incurrence, creation or assumption by SLC or Fraudlink of (i) any mortgage, deed of trust, security interest, pledge, lien, title retention device, collateral assignment, claim, charge, restriction or other encumbrance of any kind on any of the assets or properties of SLC or Fraudlink, or (ii) SLC Indebtedness;

            (d) acceleration or release of any vesting condition to the right to exercise any SLC Option, the grant of any SLC Option containing any Accelerated Vesting on Change of Control Provisions, or any acceleration or release of any right held by SLC to repurchase any shares of SLC's capital stock upon the stockholder's termination of employment or services with SLC or any subsidiary of SLC or Company;

            (e) payment or discharge by SLC or Fraudlink of any security interest, lien, claim, or encumbrance of any kind on any asset or property of SLC or Fraudlink, other than regularly scheduled payments on the SLC Indebtedness, or the payment or discharge of any liability that was not shown on the Balance Sheet or was not incurred in the ordinary course of SLC's business after the Balance Sheet Date;

            (f) purchase, license, sale, assignment or other disposition or transfer, or any agreement or other arrangement binding on SLC or Fraudlink for the purchase, license, sale, assignment or other disposition or transfer, of any assets, properties or goodwill of SLC or Fraudlink other than in the ordinary course of SLC's or Fraudlink's business, consistent with its past practices;

            (g) damage, destruction, theft or loss of any property or asset of SLC or Fraudlink, whether or not covered by insurance, having (or likely with the passage of time to have) a Material Adverse Effect on SLC;

            (h) declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect of, shares of the capital stock of SLC, or any direct or indirect redemption, repurchase or other acquisition by SLC of any shares of its capital stock or other securities or any change in any rights, preferences, privileges or restrictions of any outstanding security of SLC;

            (i) change or increase in the compensation payable or to become payable to any of the officers, directors, employees or key consultants of SLC or Fraudlink or any of its subsidiaries, or change in any bonus or pension, insurance or other benefit payment or arrangement (including without limitation stock awards, stock option grants, stock appreciation rights or stock option grants) made to or with any of such officers, employees, key consultants or agents except in connection with normal employee salary or performance reviews or otherwise in the ordinary course of SLC's business, consistent with its past practices and not in conflict with any of the provisions of this Agreement or any of the conditions contained in Article 8 or Article 9 of this Agreement;

            (j) the entering into, amendment of, relinquishment, termination or non-renewal by SLC or Fraudlink, of any SLC Material Agreement, other than in the ordinary course of SLC's or Fraudlink's business consistent with its past practices or as may be expressly required by the terms of this Agreement;

            (k) entering into by SLC or Fraudlink of any transaction, contract or agreement that by its terms requires or contemplates a current and/or future financial commitment, expense (inclusive of overhead expense) or obligation on the part of SLC or Fraudlink involving in excess of $100,000 that is not entered into in the ordinary course of SLC's or Fraudlink's business, or the conduct of any business or operations other than in the ordinary course of SLC's or Fraudlink's business; or

            (l) any license, transfer or grant by SLC or Fraudlink of any SLC or Fraudlink IP Rights (as defined in Section 3.13) or any rights thereunder, other than any such license, transfer or grant made in the ordinary course of SLC's or Fraudlink's business consistent with its past practices.

        3.11 Contracts and Commitments/Licenses and Permits. Schedule 3.11 to the SLC Disclosure Letter sets forth a list of each of the following (i) written or oral contracts, agreements, commitments or other instruments to which SLC or Fraudlink is a party or to which SLC or Fraudlink or any of their respective assets or properties is bound and (ii) licenses and permits held by SLC or
Fraudlink:

            (a) any distribution, marketing, sales representative or similar agreement under which any third party is authorized to sell, sublicense, lease, distribute, market or take orders for, any product, service or technology of SLC or Fraudlink;

            (b) any continuing contract for the future purchase, sale, license, provision or manufacture of products, material, supplies, equipment or services requiring payment to or from SLC or Fraudlink in an amount in excess of $50,000 per annum which is not terminable on ninety (90) or fewer days' notice without cost or other liability to SLC;

            (c) any contract or commitment in which SLC or Fraudlink has granted or received most favored customer pricing provisions, exclusive sales, distribution, marketing or on-line distribution rights, rights of refusal, rights of first negotiation or similar rights with respect to any product, service, technology or Intellectual Property (as defined in Section 3.13) that is now or hereafter owned by, provided to, or provided by, SLC or Fraudlink;

            (d) any grant, authorization, contract or agreement between SLC or Fraudlink and any Governmental Authority;

            (e) any contract or arrangement providing for the development of any software, content (including without limitation textual content and visual or graphics content), technology or Intellectual Property by or for (or for the benefit or use of) SLC and/or Fraudlink;

            (f) any agreement, contract or arrangement (including without limitation any agreement, contract or arrangement described in Section 3.13.7 hereof) providing for the purchase, lease or license of any software, content (including without limitation textual content and visual or graphics content), data (including but not limited to electronically stored data), technology or Intellectual Property to (or for the benefit or use of) SLC and/or Fraudlink (indicating under which of such agreements, contracts or arrangements SLC or Fraudlink pays royalties or similar payments to any third party); but excluding licenses for software that is generally available to the public at retail stores or which is generally available on standard, non-negotiated license terms at a per copy license fee of less than $2,000 per copy;

            (g) any agreement, contract or arrangement pursuant to which SLC or Fraudlink has sold or licensed any rights in or to any software, content (including without limitation textual content and visual or graphics content), data (including electronically stored data), technology or Intellectual Property to any third party, including but not limited to any agreement, contract or arrangement regarding SLC Source Code described in Section 3.13.8;

            (h) any joint venture or partnership contract or agreement, any agreement relating to a limited liability company (excluding Fraudlink), or any other agreement which involves, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by SLC with any other party (where for this purpose the payment of royalties shall not be deemed to be a sharing of revenues, profits, cash flows, expenses or losses);

            (i) any contract or commitment for or relating to the employment or hiring for services of any officer, employee, consultant or independent contractor of SLC or Fraudlink or any other type of contract or understanding with any director, officer, employee or consultant of SLC or Fraudlink that is not immediately terminable by SLC or Fraudlink without cost or other liability;

            (j) any indenture, mortgage or trust deed encumbering any asset or property of SLC or Fraudlink, any promissory note of SLC or Fraudlink, any credit line, credit facility, loan agreement or other agreement or commitment for the borrowing of money pursuant to which SLC or Fraudlink may borrow or loan funds, any security agreement encumbering any asset or property of SLC or Fraudlink, any security agreement encumbering any asset or property or a third party for the benefit of SLC or Fraudlink, any guarantee by SLC or Fraudlink of any obligation or indebtedness of another party or any guarantee of any obligation or indebtedness of SLC or Fraudlink, any agreement or commitment for a leasing transaction of a type required to be capitalized in accordance with Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board, and any other documents relating to SLC Indebtedness;

            (k) any lease or other agreement under which SLC or Fraudlink is lessee of or holds or operates any items of tangible personal property or real property owned by any third party and under which payments to such third party exceed $25,000 per annum, and any agreement for the sale, purchase or disposition of any real property;

            (l) any agreement or arrangement for the sale, licensing or leasing by or to SLC or Fraudlink of any assets, properties, products, services or rights having a value in excess of $100,000 per annum or material to SLC's business;

            (m) any agreement that restricts SLC or Fraudlink from engaging in any aspect of its business, from participating or competing in any line of business or market or that restricts SLC or Fraudlink from engaging in any business in any market or geographic area;

            (n) any SLC IP Rights Agreement (as defined in Section 3.13);

            (o) any website hosting, website linking, consent or data sharing, data feed, information exchange, advertising, fee sharing, lead or customer referral, commerce, co-branding, framing, service, order or transaction processing or similar agreement, in any case relating to any aspect or element of any of the SLC Websites;

            (p) any agreement or plan (including but not limited to any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of capital stock or other securities of SLC or Fraudlink or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor;

            (q) any consulting or similar agreement under which SLC or Fraudlink provides any advice or services to a third party for an annual compensation to SLC of $25,000 per year or more;

            (r) any contract with or commitment to any labor union or any collective bargaining agreement or similar agreement with employees of SLC or Fraudlink;

            (s) any agreement pursuant to which SLC or Fraudlink has acquired a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets or otherwise;

            (t) any other instrument, agreement, contract, undertaking, understanding or commitment (whether verbal or in writing) to which SLC or Fraudlink is a party or by which SLC or Fraudlink or any of their respective assets or properties are bound that is (i) material to SLC's business, operations, assets, properties, operating results or financial condition or (ii) that involves a future financial commitment by SLC or Fraudlink in excess of $200,000;

            (u) any Governmental Permit (as defined in Section 3.14.4); and

            (v) any SLC Benefit Arrangement (as defined in Section 3.16.4).

            A true and complete copy of each agreement or document required by subsections (a) through (v) of this Section to be listed on Schedule 3.11 to the SLC Disclosure Letter (such agreements and documents being collectively referred to in this Agreement as the "SLC MATERIAL AGREEMENTS") and a copy of each Governmental Permit required by subparagraph (u) of this Section to be listed on
Schedule 3.11 to the SLC Disclosure Letter, has been delivered to HNC or its counsel, Fenwick & West LLP.

        3.12 No Default; No Restrictions.

            (a) No Default. Neither SLC nor Fraudlink is in breach, default or violation of any SLC Material Agreement or of any representations or warranties made by SLC or Fraudlink thereunder. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (i) result in a breach, default or violation by SLC or Fraudlink of any of the provisions of any SLC Material Agreement; or (ii) give any third party (A) the right to declare a default or exercise any remedy under any SLC Material Agreement, (B) the right to a rebate, repurchase, refund, chargeback, penalty or change in delivery schedule under any SLC Material Agreement, (C) the right to accelerate the maturity or performance of any obligation of SLC under any SLC Material Agreement, or (D) the right to cancel, terminate, rescind, modify or refuse to renew any SLC Material Agreement. Neither SLC nor Fraudlink has received any notice or other communication (i) regarding any actual, asserted or possible breach, default or violation under any SLC Material Agreement by SLC or Fraudlink, or by any other party to any SLC Material Agreement, or (ii) that any party to an SLC Material Agreement that is renewable by its terms does not intend or expect to renew any such SLC Material Agreement.

            (b) No Restrictions. Neither SLC nor Fraudlink is a party to any contract, agreement or arrangement that has had, or could reasonably be expected to have, a Material Adverse Effect on SLC. Neither SLC nor Fraudlink has any material liability for renegotiation of government contracts or subcontracts, if any. Neither SLC nor Fraudlink is a party to, and no asset or property of SLC or Fraudlink is bound or affected by, any judgment, injunction, order, decree, contract, covenant or agreement

(non-compete or otherwise) that restricts or prohibits (or purports to restrict or prohibit) SLC or Fraudlink from freely engaging in any business now conducted by any of them or from competing anywhere in the world (including without limitation any contracts, covenants or agreements restricting the geographic area or markets in which SLC or Fraudlink may sell, license, market, distribute or support any products or technology or provide services, or restricting the markets, customers or industries that SLC or Fraudlink may address in operating their respective businesses), or includes any grants by SLC of any exclusive license or distribution rights.

            (c) [*] Agreement. SLC and [*] are parties to that certain [*] Agreement dated [*] between SLC and [*], which relates to [*]. Neither SLC nor Fraudlink is in breach, default or violation of the [*] or of any representations or warranties made by SLC or Fraudlink thereunder. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to: (i) result in a breach, default or violation by SLC or Fraudlink of any of the provisions of the [*]; or (ii) [*].

        3.13 Intellectual Property.

            3.13.1 SLC IP Rights; Intellectual Property. SLC and Fraudlink own, or have the valid right or license to use, possess, sell or license, all Intellectual Property (as defined below) necessary or required for the conduct of the business of SLC and Fraudlink as presently conducted and as presently proposed to be conducted in SLC's current written business plan and product plan titled "Wireline Expansion Plan", dated March 24, 2000, ACI/Orion CPI(TM) and RoamEX(TM) / Orion CPI(TM) schematics dated February 9, 2000 and Orion CPI(TM) Wireline Link Analysis schematic dated July 22, 2000, a copy of which has been provided to HNC, (such Intellectual Property being hereinafter collectively referred to as the "SLC IP RIGHTS"), and such rights to use, possess, sell or license are sufficient for such conduct of such business. As used herein, the term "INTELLECTUAL PROPERTY" means, collectively, all worldwide industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark registrations and applications therefor, trade dress rights, trade names, service marks, service mark registrations and applications therefor, logos, Internet domain names, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor, moral rights, mask work







* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and have been filed separately with the Securities and Exchange Commission.

rights, mask work registrations and applications therefor, franchises, licenses, inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes and formulae, software source code and object code, algorithms, net lists, architectures, structures, screen displays, layouts, inventions, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format) and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, programmers' notes, memoranda and records.

            3.13.2 No Default.

                (a) Neither the execution, delivery and performance of this Agreement, the Certificate of Merger, nor the consummation of the Merger and the other agreements and transactions contemplated hereby and/or by SLC Ancillary Agreements will: (a) constitute a material breach, violation or default of any instrument, contract, license or other agreement governing any SLC IP Right to which SLC or Fraudlink is a party (collectively, the "SLC IP RIGHTS AGREEMENTS"); (b) cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any SLC IP Right held or owned by SLC or Fraudlink; or (c) materially impair the right of SLC or the Surviving Corporation or Fraudlink to use, possess, sell or license any SLC IP Right or portion thereof. There are no royalties, honoraria, fees or other payments payable by SLC or Fraudlink to any third person by reason of the ownership, use, possession, license, sale, marketing, advertising or disposition of any SLC IP Rights by SLC or Fraudlink.

                (b) Without in any way limiting the generality of the foregoing provisions of Section 3.13.2(a), there are no [*].

                (c) Verizon Wireless ("VERIZON") is currently licensed to use SLC's FraudTec product in the markets listed in Schedule 3.13.2(c) to the SLC Disclosure Letter.

            3.13.3 No Infringement. Neither the manufacture, marketing, license, sale, furnishing or intended use of any product or service (including without limitation any of the SLC Websites) currently licensed, utilized, sold, provided or furnished by SLC or Fraudlink or currently under development by SLC or Fraudlink violates any license or agreement between SLC and any third party or any law or infringes or misappropriates any Intellectual Property Right of any other party; and there is not pending nor, to the knowledge of SLC, threatened, any claim or litigation contesting the validity, ownership or right of SLC or Fraudlink to use, possess, sell, market, distribute, advertise, license, or dispose of any SLC IP Right nor, to the knowledge of SLC, is there any basis for any




* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and have been filed separately with the Securities and Exchange Commission.

such claim, nor has SLC received any notice asserting that any SLC IP Right or the proposed use, sale, distribution, license or disposition thereof conflicts or will conflict with the rights of any other party, nor, to the knowledge of SLC, is there any basis for any such assertion.

            3.13.4 No Breach by Employees or Consultants. No employee, consultant or independent contractor of SLC or Fraudlink: (a) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition agreement or any other contract or agreement with any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, SLC or Fraudlink or using trade secrets or proprietary information of others; or (b) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for SLC or Fraudlink that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Intellectual Property) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work or any Intellectual Property related thereto. The employment of any employee of SLC or Fraudlink or the use by SLC or Fraudlink of the services of any consultant or independent contractor does not subject SLC or Fraudlink to any liability to any third party.

            3.13.5 Protection of Proprietary Information. SLC has taken all necessary and appropriate steps to protect, preserve and maintain the secrecy and confidentiality of the SLC IP Rights and all SLC's ownership interests and proprietary rights therein. No current or former employee, officer, director, consultant or independent contractor of SLC or Fraudlink has any right, license, claim or interest whatsoever in or with respect to any SLC IP Rights.

            3.13.6 Registered and Unregistered Intellectual Property. Schedule
3.13.6 to the SLC Disclosure Letter contains a complete list of (i) all worldwide registrations (if any) of any patents, copyrights, mask works, trademarks, service marks, Internet domain names or Internet or World Wide Web URLs or addresses with any governmental or quasi-governmental authority; (ii) all applications, registrations, filings and other formal actions made or taken by SLC pursuant to federal, state and foreign laws to secure, perfect or protect its interest in SLC IP Rights, including, without limitation, all patent applications, copyright applications, and applications for registration of trademarks and service marks; and (iii) all SLC's unregistered copyrights, trademarks and service marks. All patents, and all registered trademarks, service marks, Internet domain names and Internet or World Wide Web URLs or addresses and copyrights held by SLC or Fraudlink are valid and enforceable in the jurisdictions where registered.

            3.13.7 Licenses. Schedule 3.13.7 to the SLC Disclosure Letter contains a complete list of (i) all licenses, sublicenses and other agreements as to which SLC or Fraudlink is a party and pursuant to which any person or entity is authorized to use any SLC IP Rights, and (ii) all licenses, sublicenses and other agreements as to which SLC or Fraudlink is a party and pursuant to which SLC or Fraudlink is authorized to use any third party patents, trademarks, Internet domain names, Internet or World Wide Web URLs or addresses, or copyrights, including but not limited to software ("THIRD PARTY IP RIGHTS") which would be infringed by, or are incorporated in, or form a part of, any product or service sold, licensed, distributed, provided or marketed by SLC or Fraudlink.

            3.13.8 Source Code. Neither SLC nor Fraudlink, nor any other party acting on its or their behalf, has disclosed or delivered to any party, or permitted the disclosure or delivery to any escrow agent or other party, of any SLC Source Code (as defined below). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any party of any SLC Source Code (as defined below). Schedule 3.13.8 of the SLC Disclosure Letter identifies each contract, agreement and instrument (whether written or oral) pursuant to which SLC has deposited, or is or may be required to deposit, with an escrow holder or any other party, any SLC Source Code and further describes whether the execution of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby, in and of itself, will, or would reasonably be expected to result in the release from escrow of any SLC Source Code. As used in this Section 3.13.8, "SLC SOURCE CODE" means, collectively, any software source code, or any material portion or aspect of the software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any SLC IP Rights or any other product marketed by SLC or used by SLC to provide a service.

            3.13.9 Infringement of SLC Rights. To SLC's knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any SLC IP Rights or any Intellectual Property Right of SLC or Fraudlink by any third party, including any employee or former employee of SLC or Fraudlink. Neither SLC nor Fraudlink has agreed to indemnify any person for any infringement of any Intellectual Property of any third party by any product or service that has been sold, licensed, leased, supplied, marketed, distributed, or provided by SLC.

            3.13.10 Conformity to Warranty. All software developed by SLC or Fraudlink and licensed by SLC or Fraudlink to customers and all other products manufactured, sold, licensed, leased or delivered by SLC or Fraudlink to customers and all services provided by SLC or Fraudlink to customers on or prior to the Closing Date, conform in all material respects to applicable contractual commitments, express and implied warranties, product specifications and product documentation and to any representations provided to customers, such that none of the software licensed or otherwise provided by SLC or Fraudlink to customers contains any defect or error that would materially impair such software's accuracy, performance or functionality assuming such software is maintained and supported (both prior to and following any notice to SLC of a defect) by suitably trained personnel at maintenance and support levels consistent with those at which SLC has maintained and supported its software products under paid-for customer maintenance and support agreements with its customers.

            3.13.11 Year 2000 Compliance. The SLC Websites, and all services, products and software developed, owned, licensed and/or marketed or distributed by SLC or Fraudlink or utilized by SLC in connection with any of the SLC Websites or otherwise, and all internal computer systems of SLC, each individually and when operating in conjunction with all other systems and products with which they are designed to work or interface, are Year 2000 Compliant (as defined below). All internal systems of SLC and Fraudlink are, both individually an in conjunction with all other systems with which they work or interface Year 2000 Compliant. SLC has no material expenses or other material liabilities associated with securing Year 2000 Compliance, or making contingency arrangements to address Year 2000 Compliance issues, with respect to the SLC Websites, the services or products of SLC and Fraudlink, the internal computer systems of SLC and its subsidiaries or the computer systems or products or services of manufacturers, suppliers, vendors or customers of SLC or Fraudlink that are not fully reflected on the SLC Financial Statements. "YEAR 2000 COMPLIANT" or "YEAR 2000 COMPLIANCE" means, as applied to hardware and software, that: (i) such hardware and software will operate and correctly store, represent and process (including sort) all dates (including single and multi-century formulas and leap year calculations), such that errors will not occur when the date being used is in the Year 2000, or in a year preceding or following the Year 2000; (ii) such hardware and software has been written, developed and tested to support numeric and date transitions from the twentieth century to the twenty-first century, and back (including without limitation all calculations, aging, reporting, printing, displays, reversals, disaster and vital records recoveries) without error, corruption or impact to current and/or future operations; and (iii) such hardware and software will function without error or interruption related to any date information, specifically including errors or interruptions from functions which may involve date information from more than one century.

        3.14 Compliance with Laws.

            3.14.1 Compliance with Applicable Law. SLC and Fraudlink have complied, and are now and at the Closing Date will be in compliance in all material respects with, all applicable federal, state, local or foreign laws, statutes, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to them or to their respective assets, properties and business (collectively, "APPLICABLE LAW"). SLC and Fraudlink hold all valid licenses and other governmental permits that are necessary and/or legally required to be held by them to conduct their respective businesses as presently conducted.

            3.14.2 Disclosures; Privacy. To SLC's knowledge, each of the SLC Websites and all materials distributed or marketed by SLC have at all times made all disclosures to users or customers required by Applicable Law and none of such disclosures made or contained in any SLC Website or in any such materials have been inaccurate, misleading or deceptive or in violation of Applicable Law. SLC and Fraudlink have at all times been in compliance with Applicable Laws relating to the privacy of users of each of the SLC Websites.

            3.14.3 No Audit. Neither SLC nor Fraudlink has been the subject of any audit by any governmental agency or authority for the purpose of determining whether SLC or Fraudlink has complied with Applicable Law.

            3.14.4 Governmental Permits. SLC and Fraudlink hold all permits, licenses and approvals from, and have made all filings with, government (and quasi-governmental) agencies and authorities, that are necessary for SLC and Fraudlink, respectively, to conduct their respective present businesses without any violation of Applicable Law ("GOVERNMENTAL PERMITS") and all such Governmental Permits are in full force and effect. Neither SLC nor Fraudlink has received any notice or other communication from any Governmental Authority (or quasi-governmental authority) regarding (a) any actual or possible violation of law or any Governmental Permit or any failure to comply with any term or requirement of any Governmental Permit, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Permit.

            3.14.5 Improper Payments. Neither SLC nor Fraudlink, nor to SLC's knowledge any director, officer, agent or employee of SLC and/or Fraudlink, has, for or on behalf of SLC or Fraudlink, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

        3.15 Certain Transactions and Agreements. None of the officers, directors, employees, key consultants or stockholders of SLC, nor any member of their immediate families, has any direct or indirect ownership interest in any firm or corporation that competes with, or does business with, or has any contractual arrangement with, SLC or Fraudlink (except with respect to any interest in less than one percent (1%) of the stock of any corporation whose stock is publicly traded). None of the officers, directors, employees, key consultants or stockholders of SLC or Fraudlink, nor any member of their immediate families, is a party to, or otherwise directly or indirectly interested in, any contract or informal arrangement with SLC, except for normal compensation for services as an officer, director, employee or consultant of SLC that have been disclosed to HNC and except for agreements related to the purchase of the stock of SLC by, or the grant of SLC Options to, such persons. None of said officers, directors, employees, key consultants, stockholders or family members has any interest in any property, real or personal, tangible or intangible (including but not limited to any SLC IP Rights or any other Intellectual Property) that is used in, or that pertains to, the business of SLC, except for the normal rights of a stockholder.

        3.16 Employees, ERISA and Other Compliance.

            3.16.1 Employment Compliance. SLC and Fraudlink are in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, immigration, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. A list of all employees, officers and consultants of SLC and Fraudlink, identified by employer, and their current title and/or job description, compensation and classification as full-time, part-time or temporary employee is set forth on Schedule 3.16.1 to SLC Disclosure Letter. Each individual providing services to SLC and Fraudlink that is a common law employee has been properly classified as such and all required income tax withholding and employment taxes have been paid on behalf of such individuals. SLC and Fraudlink do not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

            3.16.2 Labor Relations. Neither SLC nor Fraudlink (i) now is, nor has ever been, subject to a union organizing effort, (ii) is subject to any collective bargaining agreement with respect to any of its employees, (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization or (iv) has any current labor disputes. SLC and Fraudlink have good labor relations, and have no knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will have a Material Adverse Effect on such labor relations, and have no knowledge that any of their key employees intends to leave their employ. All of the employees of SLC and Fraudlink are legally permitted to be employed by SLC or Fraudlink in the United States of America in their current job capacities.

            3.16.3 ERISA. Neither SLC nor Fraudlink has any pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of SLC or Fraudlink is subject to Title IV of ERISA.

            3.16.4 Employment Benefit Arrangements.

                (a) SLC Benefit Arrangements. Schedule 3.16.4 to the SLC Disclosure Letter lists each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors that is entered into, maintained or contributed to by SLC or Fraudlink and covers any employee or former employee of SLC or Fraudlink. Such contracts, plans and arrangements as are described in this Section 3.16.4(a) are hereinafter collectively referred to as "SLC BENEFIT ARRANGEMENTS." SLC has delivered to HNC or its counsel a complete and correct copy and description of each SLC Benefit Arrangement.

                (b) Compliance. Each SLC Benefit Arrangement is and has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such SLC Benefit Arrangement, and each such SLC Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 (a copy of which letter(s) have been delivered to HNC or its counsel). Each employee of SLC and Fraudlink who are eligible to participate in an SLC Benefit Arrangement has been given the opportunity to participate in such SLC Benefit Arrangement. SLC has timely filed and delivered to HNC or its counsel annual reports (Form 5500) for each SLC Benefit Arrangement that is an "employee benefit plan" as defined under ERISA for the past three (3) years. Neither SLC nor Fraudlink has ever been a participant in any "prohibited transaction", within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) that SLC or Fraudlink sponsors as employer or in which SLC or Fraudlink participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code.

                (c) Contributions. All contributions due from SLC or Fraudlink respect to any of SLC Benefit Arrangements have been made or have been accrued on SLC's financial statements (including without limitation the SLC Financial Statements), and no further contributions will be due or will have accrued thereunder as of the Closing Date.

                (d) Participation. All individuals who, pursuant to the terms of any SLC Benefit Arrangement, are entitled to participate in any such SLC Benefit Arrangement, are currently participating in such SLC Benefit Arrangement or have been offered an opportunity to do so and have declined in writing.

            3.16.5 No Increase in Expense. There has been no amendment to, written interpretation of or announcement (whether or not written) by SLC relating to, or change in employee participation or coverage under, any SLC Benefit Arrangement that would materially increase the expense of maintaining such SLC Benefit Arrangement above the level of the expense incurred in respect thereof for SLC's fiscal year ended December 31, 1999. Each SLC Benefit Arrangement may be terminated without liability for anything other than accrued benefits under such SLC Benefit Arrangement and no surrender and/or liquidation fees in excess of $5,000 in the aggregate will be payable as a result of such a termination or due to the distribution of benefits from such SLC Benefit Arrangement.

            3.16.6 Continuation of Coverage; COBRA. The group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of SLC and Fraudlink are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect SLC and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of SLC Benefit Arrangements, covered employees, or qualified beneficiaries that could result in a Material Adverse Effect on SLC, or in a Material Adverse Effect on HNC after the Effective Time.

            3.16.7 Parachute Payments. No benefit payable or that may become payable by SLC or Fraudlink pursuant to any SLC Benefit Arrangement or as a result of or arising under this Agreement or the Merger will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) that is subject to the imposition of an excise Tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code. Neither SLC nor Fraudlink is a party to any: (a) agreement with any executive officer or other key employee thereof (i) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving SLC or Fraudlink in the nature of the Merger or any of the other transactions contemplated by this Agreement or any SLC Ancillary Agreement, (ii) providing any term of employment or compensation guarantee, or (iii) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (b) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or any SLC Ancillary Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any SLC Ancillary Agreement. The aggregate total gross amount payable by SLC to Steven Carras for all back wages, severance, termination and all other compensation and benefits at the Effective Time and a full release of all claims is $249,610 (prior to deduction of all employee and employer payroll withholding taxes). The aggregate total gross amount payable by SLC to Warren Schad for all back wages, severance, termination and all other compensation and benefits at the Effective Time and a full release of all claims is $62,760 (prior to deduction of all employer and employee payroll withholding taxes).

        3.17 Corporate Documents. SLC has made available to HNC or its counsel for examination all documents and information listed in the SLC Disclosure Letter or in any schedule thereto or in any other exhibit or schedule called for by this Agreement that have been requested by HNC's legal counsel, including, without limitation, the following: (a) copies of SLC's Certificate of Incorporation and Bylaws as amended and currently in effect; (b) SLC's Minute Book containing all records of all proceedings, consents, actions and meetings of SLC's stockholders, board of directors and any committees thereof; (c) SLC's stock ledger and journal reflecting all stock issuances and transfers; (d) all permits, orders, and consents issued by, and filings by SLC with, any regulatory agency with respect to SLC, or any securities of SLC, and all applications for such permits, orders, and consents; and (e) all the SLC Material Agreements.

        3.18 No Brokers. Neither SLC, Fraudlink nor any affiliate of SLC or Fraudlink is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and HNC will not incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement, the Merger or any act or omission of SLC or Fraudlink, any of their respective employees, officers, directors, stockholders, agents, subsidiaries or affiliates.

        3.19 Books and Records.

            3.19.1 Records. The books, records and accounts of SLC (a) are in all material respects true, complete and correct, (b) have been maintained in accordance with good business practices on a basis consistent with prior years,
(c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of SLC, and (d) accurately and fairly reflect the basis for the SLC Financial Statements.

            3.19.2 Accounting Controls. SLC has devised and maintains a system of internal accounting controls that, to SLC's knowledge after consultation with its auditors, is sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management's general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and
(ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of SLC is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        3.20 Insurance. During the prior two years, SLC and Fraudlink have maintained, and now maintain, policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar in type and size to those of SLC and Fraudlink, including without limitation errors and omissions, casualty, fire and general liability insurance and all legally required workers' compensation insurance. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and SLC and Fraudlink are otherwise in compliance with the terms of such policies and bonds. SLC has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies. All policies of insurance now held by SLC or Fraudlink are set forth in Schedule 3.20 to the SLC Disclosure Letter, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible.

        3.21 Environmental Matters.

            3.21.1 Compliance. SLC and Fraudlink are in compliance in all material respects with all applicable Environmental Laws (as defined below), which compliance includes the possession by SLC and Fraudlink of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither SLC nor Fraudlink has received any notice or other communication (in writing or otherwise), whether from a governmental body, citizens groups, employee or otherwise, that alleges that SLC or Fraudlink is not in compliance with any Environmental Law, and, to SLC's knowledge, there are no circumstances that may prevent or interfere with the compliance by SLC or Fraudlink with any current Environmental Law in the future. To SLC's knowledge, no current or prior owner of any property leased, possessed or ever owned by SLC or Fraudlink has received any notice or other communication (in writing or otherwise), whether from a government body, citizens group, employee or otherwise, that alleges that such current or prior owner or SLC or Fraudlink is not in compliance with any Environmental Law with respect to such property. All governmental authorizations currently held by SLC or Fraudlink pursuant to any Environmental Law (if any) are identified in
Schedule 3.21 of SLC Disclosure Letter. To SLC's knowledge, the real estate and improvements thereon comprising the premises on which SLC's offices, buildings and facilities are located (the "SLC PREMISES") have not been tainted or polluted by any Material of Environmental Concern and no Materials of Environmental Concern are present on the SLC Premises except for such materials used by SLC in the ordinary course of its business in compliance with all Environmental Laws (as defined below), in quantities customary for businesses of a size and nature comparable to SLC.

            3.21.2 Defined Terms. For purposes of this Section 3.21: (i) "ENVIRONMENTAL LAW" means any federal, state, local or foreign statute, law, regulation or other legal requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "MATERIALS OF ENVIRONMENTAL CONCERN" include chemicals, pollutants, contaminants, wastes, toxic substances, radioactive substances, petroleum and petroleum products and any other substance that is currently regulated by an Environmental Law or that is otherwise a danger to health, reproduction or the environment.

        3.22 Board Approval. The Board of Directors of SLC has unanimously (i) approved this Agreement and the Merger, the SLC Ancillary Agreements and all the agreements, transactions and actions contemplated by this Agreement, (ii) determined that the Merger is in the best interests of the stockholders of SLC and is on terms that are fair to such stockholders and (iii) voted to submit this Agreement, the Merger, the Merger and the transactions and agreements contemplated by this Agreement to the vote and approval of SLC's stockholders and to recommend approval of this Agreement and the Merger to the stockholders of SLC.

        3.23 SLC Stockholder Vote Required and Obtained. The affirmative vote of the holders of more than 50% of the shares of SLC Common Stock that are issued and outstanding on the Record Date (as defined below) is the only vote of the holders of any of the shares of SLC's capital stock that is necessary to approve this Agreement, the Merger, the Certificate of Merger, the Escrow Agreement and the other transactions contemplated by this Agreement under applicable law (including but not limited to the DGCL), SLC's Certificate of Incorporation, Bylaws and other charter documents, and under any agreement or contract regarding the voting of shares of SLC's capital stock. The holders of shares of SLC Common Stock on the Record Date have unanimously approved this Agreement, the Merger, the Certificate of Merger, the Escrow Agreement and the other transactions contemplated by this Agreement by unanimous written consent without a meeting in accordance with Sections 228 and 251 of the DGCL and otherwise in compliance with the DGCL. As used in this Section, the term "RECORD DATE" means the record date for determining those stockholders of SLC who are entitled to vote by written consent in connection with the SLC Stockholders' Vote.

        3.24 No Existing Discussions. Neither SLC nor any director, officer, stockholder, employee or agent of SLC is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to any transaction that would be inconsistent with the accomplishment of the Merger, such as, without limitation, any merger, consolidation, sale of assets or similar business combination transaction involving SLC.

        3.25 Bruneau Settlement. Robert E. Bruneau ("BRUNEAU") fully, validly, unconditionally and irrevocably waived, released and discharged any and all claims, causes of actions, suits, damages, losses, debts or rights of any kind arising prior to and including August 31, 1998, against SLC and its officers, directors, stockholders and their respective successors and assigns (the "BRUNEAU RELEASED CLAIMS"). Except for the payment of the total sum of $1,400,000 owing to Bruneau as of the Agreement Date and payable within 30 days of the Closing (which $1,400,000 is the exact, correct and entire amount that will remain payable from SLC to Bruneau as of the Effective Time), neither SLC nor any of its officers, directors or stockholders (in their capacities as such) shall have an obligation to pay any sum to Bruneau as of the Closing Date or following the Closing Date in connection with the Bruneau Released Claims and Bruneau's status as a former stockholder, director and officer of SLC or for any other reason or cause. SLC has provided HNC with the Settlement Agreement, dated August 31, 1998, between SLC, Bruneau, Diane E. Sammer, Dubi Silverstein and Steven J. Carras, and all releases, instruments, agreements, dismissals and orders required to be entered into, executed and obtained thereunder, none of which have been amended, modified, released or cancelled.

        3.26 Employee Bonuses. Except for the payment of the Permitted Bonus to employees of SLC in accordance with Section 5.16, no bonuses or similar compensation shall be payable to directors, officers, employees or consultants of SLC or Fraudlink in connection with the Merger or the consummation of the transactions contemplated by this Agreement.

        3.27 Disclosure.

            (a) Neither this Agreement, its exhibits and schedules and the SLC Disclosure Letter, nor any of the certificates or documents to be delivered by SLC to HNC under this Agreement, taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading.

            (b) None of the information supplied or to be supplied by or on behalf of SLC for inclusion in any information statement to be provided to the stockholders of SLC in connection with the SLC Stockholders' Vote (the "INFORMATION STATEMENT") will, as of the date such Information Statement is first sent to the stockholders of SLC, contained any untrue statement of a material fact or omitted to state any material fact regarding SLC or its subsidiaries that is required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF HNC AND SUB

        HNC and Sub hereby jointly and severally represent and warrant that, except as set forth in the letter addressed to SLC from HNC and dated as of the Agreement Date that has been delivered by HNC to SLC concurrently herewith (the "HNC DISCLOSURE LETTER"), each of the following representations, warranties and statements in this Article 4 is true and correct as of the Agreement Date and will be true and correct on and as of the Closing Date. For all purposes of this Agreement (including without limitation Articles 8 and 9 hereof), the statements contained in the HNC Disclosure Letter and its schedules shall also be deemed to be representations and warranties made and given by HNC under Article 4 of this Agreement.

        4.1 Organization and Good Standing. HNC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted and as proposed to be conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has conducted no business to date.

        4.2 Power, Authorization and Validity.

            4.2.1 HNC has all requisite corporate power and authority to enter into, execute and perform its obligations under this Agreement and the HNC Ancillary Agreements. The execution, delivery and performance of this Agreement and the HNC Ancillary Agreements by HNC have been duly and validly approved and authorized by HNC's Board of Directors. The issuance of the shares of HNC Common Stock to be issued in the Merger does not require the approval of HNC's stockholders, provided that the total number of shares of HNC Common Stock issued or issuable pursuant to this Agreement (including all shares of HNC Common Stock issued to stockholders of SLC pursuant to Section 2.1.2 and all shares of HNC Common Stock issued or issuable upon exercise of the HNC Options issued pursuant to Section 2.4 of this Agreement) do not exceed twenty percent (20%) of the number of shares of HNC Common Stock that are outstanding immediately before the Effective Time. Sub has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, and has the right, power and authority to consummate the Merger and all other Sub Ancillary Agreements. The execution, delivery and performance of this Agreement and all other Sub Ancillary Agreements by Sub have been duly and validly approved and authorized by Sub's Board of Directors and by HNC in its capacity as Sub's sole stockholder.

            4.2.2 No filing, authorization, consent, approval or order, governmental or otherwise, is necessary or required to be made or obtained by HNC or Sub to enable HNC or Sub to lawfully enter into, and to perform its obligations under, this Agreement, the HNC Ancillary Agreements or the Sub Ancillary Agreements, as applicable, except for (a) the filing by HNC of such reports and information with the SEC under the 1934 Act and the rules and regulations promulgated by the SEC thereunder, as may be required in connection with this Agreement, the Merger and the transactions contemplated hereby; (b) the filing with the SEC of a Form D relating to the issuance of HNC securities in the Merger, if so elected by HNC; (c) the filing of the Certificate of Merger with the Delaware Secretary of State and any such further documents as may be required under the DGCL to effect the Merger; (d) such other filings as may be required by the Nasdaq National Market System with respect to the Merger; and
(e) such other filings, if any, as may be required to comply with federal and state securities laws.

            4.2.3 This Agreement and the HNC Ancillary Agreements are, or when executed by HNC will be, valid and binding obligations of HNC, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies. This Agreement and the Sub Ancillary Agreements are, or when executed by Sub will be, valid and binding obligations of Sub, enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (b) rules of law and equity governing specific performance, injunctive relief and other equitable remedies.

        4.3 Capitalization of HNC.

            4.3.1 Stock. The authorized capital stock of HNC consists entirely of 120,000,000 shares of HNC Common Stock, $0.001 par value per share, and 4,000,000 shares of Preferred Stock, $0.001 par value per share (the "HNC PREFERRED STOCK"). At the close of business on September 1, 2000, 29,210,560 shares of HNC Common Stock were issued and outstanding and 619 shares of HNC Common Stock were issued and held in HNC's treasury. No shares of HNC Preferred Stock are issued or outstanding. All issued and outstanding shares of HNC Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights. As of the date hereof, the authorized capital stock of Sub consists of 100 shares of Common Stock, $0.001 par value per share, of which 100 shares have been duly authorized and validly issued, are fully paid and nonassessable, all of which are owned by HNC.

            4.3.2 Options; Convertible Notes. As of July 31, 2000: (a) options to purchase an aggregate total of 7,324,296 shares of HNC Common Stock were outstanding (the "OUTSTANDING HNC OPTIONS"); and (b) 2,395,265 additional shares of HNC Common Stock were reserved for issuance by HNC under its various stock and stock option plans for future issuances of HNC Common Stock under such plans. Except for the Outstanding HNC Options, the Convertible Notes (as defined below) and rights to purchase HNC Common Stock under HNC's Employee Stock Purchase Plan, as of July 31, 2000, no options warrants or other rights to purchase shares of HNC Common Stock were outstanding. All options to purchase HNC Common Stock that are outstanding prior to the Effective time will, upon effectiveness of the Retek Dividend, be adjusted to reflect the Retek Dividend. As of August 31, 2000, there were outstanding $17,167,000 in principal face amount of 4.75% Convertible Subordinated Notes due 2003 of HNC, which, as of the Agreement Date, are convertible into shares of HNC Common Stock at the price of $44.85 per share of HNC Common Stock, as presently constituted (the "CONVERTIBLE NOTES") subject to adjustment of such conversion price to reflect the Retek Dividend.

        4.4 No Violation of Material Agreements. Neither the execution and delivery of this Agreement nor any HNC Ancillary Agreement, nor the consummation of the transactions contemplated by this Agreement or any HNC Ancillary Agreement, will conflict with, or (with or without notice or lapse of time, or both) result in: (a) a breach, impairment or violation of (i) any provision of the Certificate of Incorporation or Bylaws of HNC, as currently in effect or
(ii) any federal, state, local or foreign judgment, writ, decree, order, law, statute, rule or regulation to which HNC or its assets or properties is subject; or (b) a termination, or a material breach, impairment or violation, of any material instrument or contract to which HNC is a party or by which HNC or its properties are bound that HNC has listed as a material agreement exhibit under
Part 10 of Item 601 of Regulation S-K of the SEC in the 1999 10-K (as defined below) or any report filed by HNC with the SEC under the 1933 Act or 1934 Act after March 15, 2000.

        4.5 Disclosure. HNC has made available to SLC a disclosure package consisting of (a) HNC's annual report on Form 10-K for HNC's fiscal year ended December 31, 1999 (the "1999 10-K"); (b) all reports on Form 10-Q or Form 8-K filed by HNC after March 15, 2000, the date on which the 1999 10-K was filed with the SEC, and prior to the Agreement Date; (c) HNC's annual report to stockholders for its fiscal year ended December 31, 1999; (d) HNC's proxy statement for its annual meeting of stockholders held on May 25, 2000 as adjourned to June 5, 2000; (e) a Prospectus dated February 27, 1998 forming part of HNC's registration statement on Form S-3 relating to the offering of the Convertible Notes; (f) Retek's annual report on Form 10-K for Retek's fiscal year ended December 31, 1999 (the "1999 RETEK 10-K"); (g) all reports on Form 10-Q or Form 8-K filed by Retek after March 15, 2000, the date on which the 1999 Retek 10-K was filed with the SEC, and prior to the Agreement Date; (h) Retek's annual report to stockholders for its fiscal year ended December 31, 1999; (i) Retek's proxy statement for its annual meeting of stockholders held on May 16, 2000; and (j) a Prospectus dated November 18, 1999 forming part of Retek's registration statement on Form S-1 relating to the initial public offering of Retek's common stock (all such documents described in the foregoing clauses (a) through (j) above being collectively hereinafter referred to as the "HNC DISCLOSURE PACKAGE"). The HNC Disclosure Package, this Agreement, the exhibits and schedules hereto, and any certificates or documents to be delivered by HNC to SLC pursuant to this Agreement, when taken together, did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which such statements were made, not misleading in any material respect.

        4.6 Validity of Shares. The shares of HNC Common Stock to be issued pursuant to the Merger will, when issued: (a) be duly authorized, validly issued, fully paid and nonassessable and free of liens and encumbrances created by HNC, and (b) will be subject to applicable securities law restrictions on transfer, including those imposed by Regulation D or Section 4(2) of the 1933 Act and Rule 144 and under applicable "blue sky" state securities laws, and (c) will be authorized for listing on the Nasdaq National Market subject to notice of issuance.

        4.7 No Brokers. HNC is not obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby for which SLC or any of the SLC Stockholders will incur any liability.

        4.8 Litigation. Except as disclosed by HNC in any filings made by HNC with the SEC under the 1933 Act or the 1934 Act, there is no action, claim, suit, arbitration, mediation, proceeding, claim or investigation pending (or, to HNC's knowledge, threatened) against HNC before any court, administrative agency or arbitrator that, if determined adversely to HNC, is likely to have a Material Adverse Effect on HNC's financial condition or results of operation.

        4.9 Retek Stock. To HNC's knowledge, as of the Agreement Date, Retek does not presently intend to place any restrictive legends on the certificates for the shares of Retek Common Stock that the SLC Stockholders would receive in the Retek Dividend if they are holders of record of HNC Common Stock on the record date for the Retek Dividend, or to impose restrictions on transfer on such shares.

                                    ARTICLE 5
                          PRE-CLOSING COVENANTS OF SLC

        During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, SLC covenants and agrees with HNC and Sub as follows:

        5.1 Advice of Changes. SLC will promptly advise HNC in writing (a) of any event occurring subsequent to the Agreement Date of which SLC has knowledge that would render any representation or warranty of SLC contained in Article 3 of this Agreement (as qualified by the SLC Disclosure Letter), if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Change in SLC arising after June 30, 2000.

        5.2 Maintenance of Business. SLC will carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the Agreement Date. If SLC becomes aware of a material deterioration in the relationship with any key customer, key supplier or key employee, it will promptly bring such information to the attention of HNC in writing.

        5.3 Conduct of Business. SLC will continue to conduct its business and maintain its business relationships in the ordinary and usual course and SLC shall not, except with the prior written consent and approval (which may be given verbally to be promptly followed by written confirmation) of the President or Chief Financial Officer of HNC:

            (a) borrow or lend any money, other than reasonable and customary advances to employees for bona fide travel and expenses that are incurred in the ordinary course of SLC's business consistent with SLC's past practices and other than the Permitted Loan (as defined in Section 5.16);

            (b) enter into any material transaction or agreement that is not in the ordinary course of SLC's business;

            (c) grant any lien, security interest, or other encumbrance on any of SLC's assets or guarantee or act as a surety for any obligation of any third party;

            (d) sell, transfer or dispose of any of its assets except in the ordinary course of SLC's business consistent with SLC's past practices;

            (e) enter into any lease or contract for the purchase or sale of any property, whether real or personal, tangible or intangible;

            (f) pay any bonus, increased salary or special remuneration to any officer, director, employee or consultant (except for normal salary increases and bonus payments that are consistent with SLC's past practices and, in each case, not to exceed 5% of such officer's, employee's or consultant's base annual compensation, except pursuant to existing arrangements previously disclosed to and approved in writing by HNC and except pursuant to the Permitted Bonus), enter into any new employment or consulting agreement with any such person or enter into any indemnification agreement or agreement to advance expenses of defending any claim, suit or proceeding with any such person;

            (g) declare, set aside or pay any cash or stock dividend or other distribution in respect of its capital stock, redeem, repurchase or otherwise acquire any of its capital stock or other securities (other than repurchases of stock in connection with the termination of a stockholder's employment or services with SLC where the purchase price is the price originally paid by such stockholder for such shares), pay or distribute any cash or property to any stockholder or security holder of SLC or make any other cash payment or bonus to any stockholder or security holder of SLC with respect to its shares, that is unusual, extraordinary, or not made in the ordinary course of SLC's business consistent with its past practices;

            (h) amend or terminate any contract, agreement or license to which SLC or any of its subsidiaries is a party except for (i) those amended or terminated in the ordinary course of SLC's business, consistent with its past practices, (ii) those amended to enable SLC to satisfy any condition to the consummation of the Merger set forth in

Article 8 or 9 or (iii) such amendments or terminations as shall not have any material impact on SLC's business or financial condition;

            (i) waive or release any material right or claim except in the ordinary course of SLC's business, consistent with SLC's past practice;

            (j) issue, sell, create or authorize any shares of its capital stock of any class or series or any other of its securities, or issue, grant or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of its capital stock or securities ultimately exchangeable for, or convertible into, shares of its capital stock; provided, however, that notwithstanding the foregoing, SLC may grant stock options under the SLC Stock Option Plan as disclosed to and approved in writing in advance by HNC;

            (k) subdivide or split or combine or reverse split the outstanding shares of its capital stock of any class or series or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or series or affecting any other of its securities;

            (l) merge, consolidate or reorganize with, or acquire, or enter into any other business combination with, any corporation, partnership, limited liability company or any other entity or enter into any negotiations, discussions or agreement for such purpose;

            (m) amend its Certificate of Incorporation or Bylaws;

            (n) license any of its technology or Intellectual Property except for licenses of products made in the ordinary course of SLC's business, or acquire any Intellectual Property (or any license thereto) from any third party except for any such license obtained in the ordinary course of SLC's business;

            (o) materially change any insurance coverage or issue any certificates of insurance, except in the ordinary course of SLC's business consistent with its past practice;

            (p) agree to any audit assessment by any tax authority or file any federal or state income or franchise tax return unless copies of such returns have first been delivered to HNC for its review prior to filing;

            (q) modify or change the terms or rights of any SLC stock options, warrants or other SLC securities, or accelerate or otherwise modify (i) the right to exercise any option, warrant or other right to purchase any capital stock or other securities of SLC or (ii) the terms or conditions for the vesting or release of any shares of capital stock or other securities of SLC from any repurchase options or rights of refusal held by SLC or any other party or any other restrictions unless such accelerations/modifications are expressly required and mandated by the terms of a formal written agreement or plan that was entered into prior to the execution of this Agreement by HNC and SLC and that has been previously disclosed and consented to by HNC in writing; or

            (r) agree to do any of the things described in the preceding clauses 5.3(a) through 5.3(q).

        5.4 Approval of SLC's Stockholders. SLC shall solicit its stockholders' unanimous approval of this Agreement and the Merger by unanimous written consent in compliance with Section 228 of the DGCL to obtain the SLC Stockholders' Vote at the earliest practicable date after the Agreement Date (consistent with the requirements of Section 4(2) and/or Regulation D under the 1933 Act) and in connection therewith SLC's Board of Directors shall recommend to SLC's stockholders that they approve the Merger, this Agreement and the transactions contemplated thereby. The SLC Stockholders' Vote shall be called, held and conducted, and any proxies or written consents shall be solicited, in compliance with SLC's Certificate of Incorporation and Bylaws, both as amended, and in compliance with applicable law. SLC will not put any proposal up for the vote of its stockholders (as part of the SLC Stockholders' Vote or otherwise) other than the proposal to approve this Agreement and the Merger, without obtaining HNC's prior written consent to do so, which consent will not be unreasonably withheld, conditioned or delayed, consistent with the provisions, purposes and intent of this Agreement.

        5.5 Information Statement; Cooperation. SLC will be solely responsible for any statement, information or omission in the Information Statement relating to SLC or its affiliates that it provides to SLC's Stockholders in connection with the SLC Stockholders' Vote. SLC will cooperate with HNC in connection with any Information Statement and will use its good faith diligent efforts to assist HNC in all reasonable ways in complying with the requirements of the exemptions provided by Section 4(2) and/or Regulation D under the 1933 Act.

        5.6 Regulatory Approvals. SLC will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, or that HNC may reasonably request, in connection with the consummation of the Merger or any other transactions contemplated by this Agreement or any SLC Ancillary Agreement. SLC will use its diligent efforts to obtain, and to cooperate with HNC to promptly obtain, all such authorizations, approvals and consents.

        5.7 Necessary Consents. SLC will use its diligent efforts to obtain such consents and authorizations of third parties, give notices to third parties and take such other actions as may be necessary or appropriate in addition to those set forth in the foregoing Sections of this Article 5 in order to effect the consummation of the Merger and the other transactions contemplated by this Agreement and to enable SLC to carry on its business after the Effective Time substantially as such business was conducted by SLC prior to the Effective Time.

        5.8 Litigation. SLC will notify HNC in writing promptly after learning of any claim, demand, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, tribunal, board or governmental agency, initiated by or against it, or known by it to be threatened against SLC, any of its officers, directors, employees or stockholders in their capacity as such, or Fraudlink.

        5.9 No Other Negotiations. During the time period commencing on the Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 10, or (b) consummation of the Merger at the Effective Time (such time period being hereinafter called the "RESTRICTION PERIOD"), SLC will not, and SLC will not authorize, encourage or permit any officer, director, employee, stockholder or agent of SLC or any other person on SLC's or their behalf to, directly or indirectly: (i) solicit, initiate, encourage or induce the making, submission or announcement of, any offer or proposal from any party concerning any Alternative Transaction (as defined below) or take any other action that could reasonably be expected to lead to an Alternative Transaction or a proposal therefor; (ii) consider any inquiry, offer or proposal received from any party concerning any Alternative Transaction; (iii) furnish any information regarding SLC to any person or entity in connection with or in response to any inquiry, offer or proposal for or regarding any Alternative Transaction; (iv) participate in any discussions or negotiations with any person or entity with respect to any Alternative Transaction; (v) otherwise cooperate with, facilitate or encourage any effort or attempt by any person or entity (other than HNC) to effect any Alternative Transaction; or (vi) execute, enter into or become bound by any letter of intent, agreement, commitment or understanding between SLC and any third party that is related to, provides for or concerns any Alternative Transaction. SLC will promptly disclose to HNC any inquiries or proposals for Alternative Transactions that it receives from any third parties during the Restriction Period, which disclosure shall include the identity of the party making the inquiry or proposal and the terms of any proposal that are received. As used herein, the term "ALTERNATIVE TRANSACTION" means (i) any commitment, agreement or transaction involving or providing for the possible disposition of all or any substantial portion of SLC's business, assets or capital stock, whether by way of merger, consolidation, sale of assets, sale of stock, tender offer and/or any other form of business combination or (ii) any initial public offering of capital stock or other securities of SLC pursuant to a registration statement filed under the 1933 Act.

        5.10 Access to Information. During the time period commencing on the Agreement Date and ending on the earlier to occur of (a) termination of this Agreement in accordance with the provisions of Article 10, or (b) consummation of the Merger at the Effective Time, SLC will allow HNC and its agents, during normal business hours and on reasonable advance notice (which may be given orally), access to the files, books, records, personnel and offices of SLC (and to the files, books and records of Fraudlink that are in SLC's possession), including, without limitation, any and all information relating to SLC's taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition, subject to the terms of the Non-Disclosure Agreement between SLC and HNC dated as of June 27, 2000 (the "CONFIDENTIALITY AGREEMENT"). SLC will cause its accountants to cooperate with HNC and its agents in making available all financial information reasonably requested by HNC, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

        5.11 Satisfaction of Conditions Precedent. SLC will use its diligent efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Articles 8 and 9, and SLC will use its best efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement by the Termination Date.

        5.12 Blue Sky Laws. SLC will use diligent efforts to assist HNC to the extent necessary to comply with the securities and Blue Sky laws of all jurisdictions that are applicable in connection with the Merger. HNC shall bear the expense of such compliance if the Merger is consummated.

        5.13 SLC Dissenting Shares. As promptly as practicable after the date of SLC Stockholders' Vote and prior to the Closing Date, SLC will furnish HNC with the name and address of each holder (or potential holder) of any SLC Dissenting Shares (if any) and the number of SLC Dissenting Shares (or potential SLC Dissenting Shares) owned by each such holder.

        5.14 SLC Employee Plans and Benefit Arrangements. SLC shall terminate any SLC Benefit Arrangement that is governed by Section 401(k) of the Code immediately prior to the Effective Time upon the request of HNC. SLC shall take such steps as are necessary to ratify the termination of the Simplified Employee Pension Individual Retirement Account Plan and the steps that were taken in connection with such termination to ensure that there is no continuing liability to the Surviving Corporation or HNC in connection with the termination of same. In the event that the distribution or rollover of assets from the trust of a Code Section 401(k) plan that is terminated will trigger liquidation, surrender or other fees that will be imposed on the terminated plan or any participant or beneficiary of such terminated plan, SLC shall take such actions as are necessary to reasonably estimate the amount of such fees and provide such reasonable estimate in writing to HNC prior to the Effective Time. SLC shall file any delinquent Form 5500s through the Department of Labor Delinquent Filer Voluntary Compliance Program prior to the Effective Time.

        5.15 Closing of Merger. SLC will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to SLC's obligations to effect the Merger under Article 8 have been satisfied or waived by SLC and HNC elects to consummate the Merger.

        5.16 SLC's Borrowing Authority for Permitted Bonus. SLC may, at any time prior to the Effective Time, borrow from Commerce Bank up to an aggregate principal amount of Two Million Dollars ($2,000,000) solely for the purpose provided herein (the "PERMITTED LOAN"), but only if and to the extent that SLC shall use the proceeds of such Permitted Loan on the day before the Effective Time solely to pay cash bonuses to certain of SLC's employees in the aggregate amount not to exceed Two Million Dollars ($2,000,000) with the amount of such bonus that is paid to each such SLC employee to be approved by HNC (the "PERMITTED BONUS"). The Permitted Loan shall have a maturity date after the Effective Time and contain no restrictions or premiums on prepayment or prepayment penalties and the terms and conditions of such Permitted Loan shall have been previously approved in writing by HNC, which shall not be unreasonably withhold, delay or place conditions on its approval. Notwithstanding anything in this Agreement to the contrary, (i) SLC shall not be deemed to be in default of its obligations under this Agreement by reason of the existence of such Permitted Loan at Closing and (ii) no representation or warranty of SLC shall be deemed to be untrue or incorrect as a result of the existence of the loan at Closing, or as a result of SLC's failure to disclose such loan.

                                    ARTICLE 6
                                  HNC COVENANTS

        6.1 Advice of Changes. During the time period from the Agreement Date until the earlier to occur of (i) the Effective Time or (ii) the termination of this Agreement in accordance with Article 10, HNC will promptly advise SLC (a) of any event occurring subsequent to the Agreement Date of which HNC has knowledge that would render any representation or warranty of HNC contained in
Article 4 of this Agreement (as qualified by the HNC Disclosure Letter), if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (b) of any Material Adverse Change in HNC arising after the Agreement Date and prior to the Effective Time.

        6.2 Regulatory Approvals. HNC will promptly execute and file, or join in the execution and filing, of any application, notification or any other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority, whether federal, state, local or foreign, which may be reasonably required, in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and the HNC Ancillary Agreements and Sub Ancillary Agreements in accordance with the terms of this Agreement. HNC will use diligent efforts to obtain all such authorizations, approvals and consents.

        6.3 Satisfaction of Conditions Precedent. HNC will use its diligent efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 8, and HNC will use its diligent efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated in accordance with the terms of this Agreement by the Termination Date.

        6.4 Employee Benefits. HNC and/or Surviving Corporation shall, as of the Effective Time of the Merger, adopt and maintain those SLC Benefit Arrangements (as such term is defined in Section 3.16.4 hereof) that constitute health, dental and vision plans, programs or arrangements (the "HEALTH, DENTAL AND VISION PLANS") in effect immediately prior to the Effective Time of the Merger and, accordingly, shall thereby continue in full force and effect each such Health, Dental and Vision Plan subject to the terms and conditions thereof until December 31, 2000. After that date, HNC may either continue those Health, Dental and Vision Plans or provide all active employees of SLC and their dependents coverage (the "COVERAGE") under one or more employee benefit plans of HNC and/or Surviving Corporation (the "SUBSTITUTED PLANS"), including without limitation, health coverage, which meets the following requirements: (A) the Coverage is substantially similar in the aggregate to the coverage provided to HNC employees under HNC employee benefit plans, (B) service with SLC and each of its subsidiaries prior to the Effective Time of the Merger shall be credited against all service and waiting period requirements under the Substituted Plans, and (C) the Coverage shall not provide any pre-existing condition exclusions to the extent provided under such Substituted Plans. If HNC so requests, SLC shall terminate all employee pension benefit plans, within the meaning of Section 3(2) of ERISA prior to the Closing, provided that HNC offers employees covered by such plans prior to the Closing the opportunity to participate in the HNC Software Inc. Section 401(k) Plan following the Closing.

        6.5 Repayment of SLC Indebtedness. HNC agrees, promptly and in all events within two (2) business days after the Effective Time, to pay One Million Four Hundred Thousand Dollars ($1,400,000) to Robert E. Bruneau under the Bruneau Settlement Agreement (or such lesser sum as is then owing to Mr. Bruneau under the Bruneau Settlement Agreement). HNC shall make that payment to Mr. Bruneau by check. HNC also agrees, within two (2) business days after the Effective Time, to (i) repay, in full in cash, or (ii) make effective provision for the removal as guarantor(s) at Closing of Diane E. Sammer and Dubi Silverstein with respect to, the SLC Indebtedness set forth in Schedule 6.5 in a maximum aggregate amount of $4,300,000 (inclusive of all accrued interest and other fees, costs and charges); provided that SLC shall first have satisfied the conditions set forth in Section 9.15.

        6.6 Retek Dividend.

            (a) HNC shall ensure that the record date for determining the HNC stockholders who are entitled to receive the Retek Dividend shall be a date after the Effective Time.

            (b) The treatment of HNC Options issued pursuant to the Merger in connection with the Retek Dividend shall be as described in this Section 6.6(b). HNC shall adjust, in accordance with GAAP, the exercise price of each HNC Option that is outstanding immediately following the date the Retek Dividend is paid (the "EXERCISE PRICE ADJUSTMENT DATE") using the methodology used to adjust the exercise price of the outstanding options to purchase HNC Common Stock that are now held by employees of HNC with respect to the Retek Dividend. Any HNC Option that is exercised prior to the Exercise Price Adjustment Date shall not be entitled to the exercise price adjustment described in this Section 6.6. To maintain the intrinsic value of each HNC Option that is outstanding and unvested on the record date of the Retek Dividend, HNC shall, in accordance with GAAP, grant the holder thereof an additional option to purchase HNC Common Stock in accordance with GAAP. Each such additional option shall be granted as soon as administratively feasible following the date the Retek Dividend is paid to the stockholders of HNC. HNC shall have no obligation to make any cash payments to the holders of such HNC Options in connection with the Retek Dividend, or to make loans to the holders of such HNC Options with respect to the exercise of such HNC Options or permit the exercise of such options with promissory notes.

            (c) HNC has no reason to believe that the proposed Retek Dividend (if paid) will not meet the conditions for "no sale" treatment outlined in SEC Staff Legal Bulletin No. 4 dated September 16, 1997 regarding spin-offs. If, however, the SEC or Retek takes action to treat the Retek common stock distributed in the Retek Dividend as "restricted securities" within the meaning of Rule 144, then HNC will grant certain S-3 registration rights to the SLC Stockholders with respect to the HNC Common Stock issued under Section 2.1.2(a) during the time period promptly following such SEC or Retek action (taking into account that it shall take HNC time to prepare a registration statement and have it reviewed and declared effective by the SEC) and ending on the first anniversary of the Effective Time, provided that: (i) the terms and conditions of such registration rights shall be set forth in a registration rights agreement (the "SLC REGISTRATION RIGHTS AGREEMENT") substantially identical to the Registration Rights Agreement entered into between HNC and The Center for Adaptive Systems Applications, Inc. on March 17, 2000, except that the SLC Registration Rights Agreement shall provide for two trading windows of 30 days each (rather then 3 trading windows); and (ii) only SLC Stockholders who execute and deliver such SLC Registration Rights Agreement to HNC will be entitled to any registration rights.

        6.7 Rule 144. During the 144 Period (as defined below) HNC will use good faith efforts to satisfy the current public information requirements of paragraph (c) of Rule 144, as such requirements are now in effect. The "144 Period" means that time period beginning on the Effective Time and ending on the earlier to occur of: (a) the second (2nd) anniversary of the Effective Time, (b) the first date after the Effective Time on which HNC is no longer required to file reports with the SEC under the 1934 Act, or (c) the first date on which shares of HNC Common Stock issued under Section 2.1.2 hereof by virtue of the Merger can be traded under Rule 144 without compliance with the current public information requirements of paragraph (c) of Rule 144.

        6.8 Information Statement. HNC will cooperate with SLC in preparing the Information Statement to be provided to the SLC Stockholders prior to the SLC Stockholders' Vote. HNC shall also provide to SLC copies of all filings made in connection with the Merger that HNC makes pursuant to the 1933 Act and any other applicable securities and Blue Sky laws of any jurisdiction.

        6.9 Closing of Merger. HNC will not refuse to effect the Merger if, on or before the Closing Date, all the conditions precedent to HNC's obligations to effect the Merger under Article 9 have been satisfied or waived by HNC and SLC elects to consummate the Merger.

        6.10 Tax Issues. HNC and the Surviving Corporation shall give written notice to the SLC Stockholders after closing of any audit, claim, action, suit, investigation or other proceedings related to SLC's or the Surviving Corporation's taxes for any time period occurring prior to the Effective Time that could reasonably be expected to have the effect of materially decreasing SLC's deductions or credits or materially increasing SLC's taxable income for any taxable year or period prior to the Closing. The SLC Stockholders shall be entitled, at their expense, to participate in any such proceedings. The foregoing provisions of this Section 6.11 shall not apply, however, with respect to any audit, claim, action, suit, investigation or other proceedings with respect to or challenging the validity of SLC's status as an S corporation for any period prior to the Effective Time.

                                    ARTICLE 7
                                 CLOSING MATTERS

        7.1 The Closing. Subject to termination of this Agreement as provided in
Section 10 below, the closing of the transactions to consummate the Merger (the "CLOSING") will take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 10:00 a.m., Pacific Standard Time on the first business day after all of the conditions to Closing set forth in Articles 8 and 9 have been satisfied and/or waived in accordance with this Agreement, or on such later day as HNC and SLC may mutually agree on (the "CLOSING DATE"). The Certificate of Merger will be filed with the Delaware Secretary of State on the first business day after the Closing Date.

        7.2 Surrender and Exchange of Stock Certificates.

            7.2.1 Surrender by SLC Stockholders. At the Closing, each holder of shares of SLC Common Stock will surrender the certificate(s) for all such shares of SLC Common Stock (each a "SLC CERTIFICATE"), duly endorsed to HNC (or accompanied by a stock power duly endorsed and executed by such holder), with the holder's signature notarized or signature guaranteed, for cancellation as of the Effective Time.

            7.2.2 Delivery by HNC. Promptly after the Effective Time, HNC or its transfer agent will issue and pay to each SLC Stockholder who has tendered to HNC SLC Certificates representing all of the shares of SLC Common Stock held by such SLC Stockholder immediately prior to the Effective Time in accordance with the foregoing provisions of Section 7.2.1:

                (i) a certificate for the number of shares of HNC Common Stock that such holder is entitled to receive upon the conversion of such holder's shares of SLC Common Stock pursuant to the provisions of clause (a) of Section
2.1.2 (less the number of such shares that are Escrow Shares, which shall be withheld and placed in escrow pursuant to the provisions of Section 2.7 and the Escrow Agreement); and

                (ii) a wire transfer (provided that HNC shall have received all necessary wire transfer instructions, and if not, a check) for the amount of cash that such holder is entitled to receive upon the conversion of such holder's shares of SLC Common Stock pursuant to the provisions of clause (b) of
Section 2.1.2 plus the amount of cash in lieu of fractional shares in the amount payable to such holder in accordance with Section 2.2(a) with respect to the shares issued under clause (a) of Section 2.1.2.

            Within five (5) business days of the Closing, HNC will also deliver the certificates representing the Escrow Shares to the Escrow Agent pursuant to the Escrow Agreement.

            7.2.3 No issuance of certificates of HNC Common Stock or payments of cash described in Section 7.2.2 and no dividends or distributions payable to holders of record of HNC Common Stock after the Effective Time (including without limitation the Retek Dividend), will be paid to the holder of any unsurrendered SLC Certificate with respect to the shares of HNC Common Stock into which the shares of SLC Common Stock represented by such SLC Certificate have been converted in the Merger until the holder of such unsurrendered SLC Certificate surrenders such SLC Certificate to HNC as provided above. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any SLC Certificate, there will be delivered to the person entitled thereto, without interest, the amount of any such dividends and distributions theretofore paid with respect to HNC Common Stock so withheld as of any date subsequent to the Effective Time and prior to such date of delivery (including without limitation the Retek Dividend, if the Retek Dividend is paid prior to such date of delivery).

            7.2.4 After the Effective Time there will be no further registration of transfers on the stock transfer books of SLC or its transfer agent of any shares of SLC capital stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, SLC Certificates are presented for any reason, they will be canceled and exchanged as provided in this Section 7.2.

            7.2.5 Until SLC Certificates representing shares of SLC Common Stock outstanding immediately prior to the Effective Time are surrendered pursuant to
Section 7.2.1 above, such SLC Certificates will be deemed, for all purposes, to evidence the right to receive the number of shares of HNC Common Stock and cash into which such shares of SLC Common Stock will have been converted pursuant to
Article 2 and the Merger, subject to all the provisions of this Agreement, including but not limited to the provisions of Section 2.7 regarding the escrow, and the Escrow Agreement.

                                    ARTICLE 8
                        CONDITIONS TO OBLIGATIONS OF SLC

        SLC's obligations to consummate the Merger hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by SLC, in writing):

        8.1 Accuracy of Representations and Warranties. The representations and warranties of HNC set forth in Article 4 (as qualified by the HNC Disclosure Letter) will be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and SLC will have received a certificate to such effect executed by HNC's President or Chief Financial Officer.

        8.2 Compliance with Agreements and Covenants. HNC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with it on or prior to the Closing Date, and SLC shall have received a certificate to such effect signed by HNC's President or Chief Financial Officer.

        8.3 Requisite Approvals. The principal terms of this Agreement and the Merger will have been approved and adopted by Sub's sole stockholder in accordance with applicable law and Sub's Certificate of Incorporation and Bylaws.

        8.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement, or which could be reasonably expected to have a Material Adverse Effect on the present or future operations or financial condition of HNC and its subsidiaries considered as a whole. There will not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Merger or any other material transaction contemplated by this Agreement.

        8.5 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions by any regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, as may be required to lawfully consummate the Merger, including but not limited to requirements under applicable federal and state securities laws.

        8.6 Opinion of HNC's Counsel. SLC will have received from Fenwick & West LLP, counsel to HNC, an opinion substantially in the form of Exhibit D .

        8.7 Escrow Agreement. SLC will have received a fully executed copy of the Escrow Agreement in the form of Exhibit A executed by HNC, the Escrow Agent and the Representative.

        8.8 Retek Dividend Record Date. The record date for determining the HNC stockholders who are entitled to receive the Retek Dividend shall be a date after the Effective Time.

                                    ARTICLE 9
                        CONDITIONS TO OBLIGATIONS OF HNC

        The obligations of HNC hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by HNC, in writing):

        9.1 Accuracy of Representations and Warranties. The representations and warranties of SLC set forth in Article 3 (as qualified by SLC Disclosure Letter) will be true and accurate in all material respects on and as of the Closing with the same force and effect as if they had been made at the Closing, and HNC will have received a certificate to such effect executed by SLC's Chief Executive Officer and Chief Financial Officer.

        9.2 Compliance with Agreements and Covenants. SLC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and HNC shall have received a certificate to such effect signed by SLC's Chief Executive Officer and Chief Financial Officer.

        9.3 No Material Adverse Change. There will not have been any Material Adverse Change in the financial condition, properties, assets, liabilities, business, results of operations or operations of SLC and its subsidiaries, taken as a whole, since June 30, 2000 and HNC will have received a certificate to such effect signed by SLC's Chief Executive Officer and Chief Financial Officer.

        9.4 Compliance with Law; No Legal Restraints; No Litigation. No litigation or proceeding will be threatened or pending for the purpose or with the probable effect of enjoining or preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement, or which could be reasonably expected to have a Material Adverse Effect on the present or future operations or financial condition of SLC. There will not be any outstanding or threatened, or enacted or adopted, any order, decree, temporary, preliminary or permanent injunction, legislative enactment, statute, regulation, action, proceeding or any judgment or ruling by any court, arbitrator, governmental agency, authority or entity, or any other fact or circumstance, that, directly or indirectly, challenges, threatens, prohibits, enjoins, restrains, suspends, delays, conditions or renders illegal or imposes limitations on (or is likely to result in a challenge, threat to, or a prohibition, injunction, restraint, suspension, delay or illegality of, or to impose limitations on) the Merger or any other material transaction contemplated by this Agreement.

        9.5 Government Consents. There will have been obtained at or prior to the Closing Date such permits or authorizations, and there will have been taken all such other actions, as may be required to consummate the Merger by any governmental or regulatory authority having jurisdiction over the parties and the actions herein proposed to be taken, including but not limited to requirements under applicable federal and state securities laws.

        9.6 Opinion of SLC's Counsel. HNC will have received from Warren, Currier & Buchanan, counsel to SLC, an opinion substantially in the form of Exhibit E.

        9.7 Consents. HNC will have received duly executed copies of all material third-party consents, approvals, assignments, waivers, authorizations or other certificates contemplated or required by this Agreement or the SLC Disclosure Letter or reasonably deemed necessary by HNC's legal counsel to provide for the continuation in full force and effect of any and all material contracts, agreements and leases of SLC after the Merger and the preservation of SLC IP Rights and other assets and properties of SLC after the Merger and for HNC to consummate the Merger and the other transactions contemplated by this Agreement or the SLC Ancillary Agreements and in form and substance reasonably satisfactory to HNC.

        9.8 Requisite Approvals; No Dissenters. This Agreement, the Merger and the SLC Ancillary Agreements will have been duly and validly approved and adopted, as required by applicable law and SLC's Certificate of Incorporation and Bylaws, by (a) SLC's Board of Directors and (b) the valid and affirmative unanimous written consent of 100% of the outstanding shares of SLC Common Stock entitled to vote thereon in full compliance with the DGCL and applicable law (including without limitation Section 228 of the DGCL) and no holder of SLC capital stock shall be eligible to exercise any dissenter's appraisal rights under the DGCL with respect to the Merger.

        9.9 Escrow Agreement. HNC will have received a fully executed copy of the Escrow Agreement in the form of Exhibit A executed by the Escrow Agent, the Representative and each of SLC Stockholders.

        9.10 Non-Competition Agreements. HNC will have received from each of the persons listed on Schedule 9.10 a fully executed copy of a Non-Competition Agreement, as indicated in Schedule 9.10, in the form of Exhibit F-1, F-2 or F-3, as applicable.

        9.11 Resignation of Directors. The directors of SLC in office immediately prior to the Effective Time of the Merger (other than any such director who is designated in Section 2.8(h) to be a director of SLC immediately after the Effective Time) will have resigned as directors of the Surviving Corporation effective as of the Effective Time.

        9.12 Escrow Shares Free of Liens. All shares of HNC Common Stock that are Escrow Shares shall be free and clear of any and all pledges, liens, security interests or other rights or claims of any party.

        9.13 Securities Law Compliance. HNC shall have received an Investment Representation Letter executed by each SLC Stockholder in the form attached as Exhibit C-1 or C-2, as applicable. HNC shall be satisfied in its reasonable discretion that the shares of HNC Common Stock to be issued in the Merger pursuant to Section 2.1.2 of this Agreement shall be exempt from registration under Section 4(2) and/or Regulation D promulgated under the 1933 Act.

        9.14 SLC Indebtedness. HNC shall have received a certificate executed by SLC's Chief Financial Officer setting forth and certifying the total amount of the SLC Indebtedness as of the Closing Date, which shall be accompanied by such supporting information and calculations as are necessary for or requested by HNC to verify and determine the amount of SLC Indebtedness as of the Closing Date.

        9.15 Satisfaction of Debt. HNC shall have received a letter from each creditor (other than Robert E. Bruneau) that shall receive a payment from HNC under Section 6.5 stating the entire amount payable to such creditor by SLC as of the Closing Date

(including principal, interest and other fees and charges) and instructions for the payment thereof, and confirming that upon HNC's payment of such amount such indebtedness will be fully satisfied, terminated and cancelled and that all security interests, mortgages and liens securing such indebtedness will be promptly released and terminated.

        9.16 SLC Options. None of the SLC Options shall have been exercised prior to or as of the Effective Time. All of the SLC Non-Plan Grants shall have been exercised in full prior to the Effective Time.

        9.17 SLC Inventions Assignment and Confidentiality Agreements. Diane Sammer, Warren Schad and Dubi Silverstein shall have each executed SLC's standard form of inventions assignment and confidentiality agreement effective as of the first date of their respective employment by SLC.

        9.18 SLC Stock Split. SLC and its Board of Directors and stockholders shall taken all action and made all filings necessary and appropriate to properly effect the stock split initially approved by SLC's Board of Directors and stockholders in February 1999.

        9.19 SLC Employment Matters. The employment agreements between SLC and each of Warren Schad and Steven Carras as in effect immediately prior to the Closing shall have been terminated effective at the Effective Time in a manner acceptable to HNC and each such individual. Warren Schad and Steven Carras shall have each executed a binding release of all claims against SLC, the Surviving Corporation and HNC as a condition to receiving any payments described in
Section 3.16.7 in form and substance satisfactory to HNC.

                                   ARTICLE 10
                            TERMINATION OF AGREEMENT

        10.1 Prior to Closing.

            10.1.1 This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of HNC and SLC.

            10.1.2 Unless otherwise agreed by the parties hereto, this Agreement will automatically terminate at any time prior to the Effective Time without the need for action by any party hereto, if all conditions to the parties' respective obligations to effect the Closing set forth in Articles 8 and 9 have not been satisfied or waived by the appropriate party on or before the Termination Date.

            10.1.3 Either party may terminate this Agreement at any time prior to the Closing if the other party has committed a material breach of any of its representations and warranties under Article 3 or Article 4 of this Agreement, as applicable, or any of its obligations under this Agreement, and has not cured such material breach prior to the earlier of (i) the Closing, (ii) the Termination Date, or (iii) thirty (30) days after the party seeking to terminate this Agreement has given the other party written notice of its intention to terminate this Agreement pursuant to this Section 10.1.3.

        10.2 At the Closing. At the Closing, this Agreement may be terminated and abandoned:

            10.2.1 By HNC, if any of the conditions precedent to HNC's obligations set forth in Article 9 above have not been fulfilled or waived on or prior to the Termination Date;

            10.2.2 By SLC, if any of the conditions precedent to SLC's obligations set forth in Article 8 above have not been fulfilled or waived on or prior to the Termination Date;

        Any termination of this Agreement under this Section 10.2 will be effective upon the delivery of written notice of termination from the terminating party to the other parties hereto.

        10.3 No Liability. Any termination of this Agreement in accordance with this Section 10 will be without further obligation or liability by any party in favor of any other party hereto other than the obligations provided in the Confidentiality Agreement; provided, however, that nothing herein will limit or modify the obligation of SLC and HNC to use their good faith diligent efforts to cause the Merger to be consummated by the Termination Date.

                                   ARTICLE 11
                  SURVIVAL OF REPRESENTATIONS, INDEMNIFICATION
                       AND REMEDIES, CONTINUING COVENANTS

        11.1 Survival of Representations. All representations, warranties and covenants of SLC contained in Article 3 of this Agreement, in the SLC Disclosure Letter or elsewhere in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of HNC, until that date (the "ESCROW RELEASE DATE") which is the first (1st) anniversary of the Effective Time; provided, however, that notwithstanding the foregoing, (i) the representations and warranties of SLC contained in Sections 3.4 and 3.7 of this Agreement (the "SPECIAL REPRESENTATIONS") will remain operative and in effect as provided in Section 11.2(i) and (ii) the representations and warranties of SLC contained in Section 11.3 will remain operative and in effect as provided in Section 11.3.

        11.2 Agreement to Indemnify.

            (a) Indemnification; Loss. The Escrow Stockholders shall jointly and severally indemnify and hold harmless HNC and the Surviving Corporation and their respective officers, directors, agents, stockholders and employees, and each person, if any, who controls or may control HNC or the Surviving Corporation within the meaning of the 1933 Act or the 1934 Act (each hereinafter referred to individually as an "HNC INDEMNIFIED PERSON" and collectively as "HNC INDEMNIFIED PERSONS") from and against any and all claims, demands, suits, actions, causes of action, losses, damages, liabilities, penalties, fines, costs and expenses including, without limitation, reasonable attorneys' fees, accountants' fees, tax preparers' fees, other professionals' and experts' reasonable fees and court or arbitration costs (hereinafter collectively referred to as "LOSS") incurred with respect to and/or arising out of:

            (i) any inaccuracy, misrepresentation, breach of, or default in, any of the representations, warranties (including, without limitation, Special Representations) or covenants given or made by SLC in this Agreement, in the SLC Disclosure Letter or in any certificate, document or other instrument delivered by or on behalf of SLC to HNC pursuant to this Agreement (if such inaccuracy, misrepresentation, breach or default existed at the Closing Date);

            (ii) any matter described in Section 3.6 arising prior to the Closing Date (whether or not disclosed in the SLC Disclosure Letter);

            (iii) any obligations of SLC (A) for Taxes for any period prior to the Effective Time arising out of the failure of SLC to have been a valid S corporation at any time or (B) to Robert E. Bruneau under the Bruneau Settlement Agreement for penalties as a result of any conduct by SLC in connection with SLC's S corporation status (in each case whether or not disclosed in the SLC Disclosure Letter);

            (iv) any Excess Transaction Expenses;

            (v) any fraudulent conduct or willful misconduct of SLC or any SLC Stockholder (collectively, "FRAUD LOSS");

            (vi) any failure of a SLC Stockholder to have good, valid and marketable title to any issued and outstanding shares of SLC Common Stock held (or asserted to have been held) by such SLC Stockholder, immediately prior to the Effective Time, free and clear of all liens, claims and encumbrances, except for any claims or encumbrances specifically disclosed in the SLC Disclosure Letter, or any failure of a SLC Stockholder to be duly entitled to vote such person's shares of SLC Common Stock in favor of the Merger and any other transaction contemplated by this Agreement (collectively, "TITLE LOSS");

            (vii) any breach by any SLC Stockholder of any provisions of any Investment Representation Letter (collectively, "INVESTMENT LETTER LOSS");

            (viii) subject to the provisions of the last paragraph of this
Section 11.2(a), (w) any breach of the representations and warranties contained in Section 3.12(c), (x) [*]


* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and have been filed separately with the Securities and Exchange Commission.

[*]; and/or

            (ix) in addition to the foregoing, in the event that HNC's audit of SLC's financial statements for the fiscal year ended December 31, 1999 as conducted by HNC's accountants, results in a reduction of $500,000 or more in either SLC's (A) "net earnings" per SLC's audited Statement of Operations and Retained Earnings for SLC's fiscal year ended December 31, 1999 (a copy of which is included in Schedule 3.8 to the SLC Disclosure Letter) or (B) "stockholders' equity" per its audited December 31, 1999 Balance Sheet (a copy of which is included in Schedule 3.8 to the SLC Disclosure Letter), in either case as required by GAAP, the term "Loss" for which HNC or any HNC Indemnified Person may be indemnified under this Section 11.2 shall also include the fees and expenses of HNC's accountants and auditors for auditing, reviewing and restating SLC's fiscal 1999 financial statement(s) in an amount not to exceed $50,000 ("AUDIT LOSS"); provided, that notwithstanding the foregoing, the provisions of this subparagraph (ix) shall not be interpreted to restrict, limit or adversely affect in any way any indemnification rights of HNC or any HNC Indemnified Person as provided in this Article 11 or the Escrow Agreement.

        Without limitation, any and all fees (including without limitation reasonable attorneys' fees, accountants' fees and tax preparers' fees) relating to the investigation, defense, remedy, settlement or satisfaction of any Loss shall be deemed to have been incurred with respect to, or to have arisen out of, the inaccuracy, misrepresentation, breach, default or liability giving rise to such Loss. For purposes of this Article 11, the amount of Loss incurred by any HNC Indemnified Person will be reduced by the amount of any insurance proceeds actually received by such HNC Indemnified Person on account of such Loss, but "Loss" will include any reasonable costs or expenses incurred by such HNC Indemnified Person to recover such insurance proceeds.

        Notwithstanding the foregoing provisions of clause (viii) above regarding 3.12(c) Loss, HNC agrees that, following the Effective Time, HNC and the Surviving Corporation shall promptly devote the time and services of appropriate and available skilled employees of HNC and/or the Surviving Corporation (and independent contractors as and to the extent deemed reasonably necessary or appropriate by HNC in its sole discretion) to perform diligent efforts to [*]; provided however that: (a) HNC and/or the Surviving Corporation will not be obligated to incur more than [*] of Direct Personnel Costs (as hereinafter defined) in providing the time and services of such employees or contractors for the purpose(s) described above in this paragraph; (b) the first [*] of such Direct Personnel Costs incurred by HNC and/or the Surviving Corporation for such purposes shall not be recoverable by HNC or any other HNC Indemnified Person as 3.12(c) Loss under this Article 11; and (c) all Direct Personnel Costs incurred by HNC and/or the Surviving Corporation in providing the time and services of such employees and other personnel for the purposes described above in this paragraph in excess of the



        * Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and have been filed separately with the Securities and Exchange Commission.

first [*] of such Direct Personnel Costs shall be recoverable by the applicable HNC Indemnified Person(s) as 3.12(c) Loss from the General Escrow pursuant to the provisions of this Section 11.2(a). For purposes of this paragraph, "DIRECT PERSONNEL COSTS" means (i) the cost of salary and benefits for the relevant employees of HNC and/or the Surviving Corporation (prorated based on generally accepted cost accounting principles to reflect the relative time spent by such persons on the matters [*] described in this paragraph), plus (ii) the cost of consulting or contractor fees and expense reimbursements paid to any independent contractors or consultants by HNC and/or the Surviving Corporation to any independent contractor or consultant on the matters [*] described in this paragraph.

            (b) Procedure for Making Indemnification Claims. Except as provided in Sections 11.2(c), 11.2(i) or 11.5, any claim for indemnification made by or on behalf of any HNC Indemnified Person under this Section 11.2 must be raised in a writing delivered to the Representative and the Escrow Agent as provided in the Escrow Agreement by no later than the Escrow Release Date, but any such claim for indemnification, if so raised prior to the Escrow Release Date, may continue to be prosecuted and resolved after the Escrow Release Date in accordance with the provisions of this Article 11 and the terms and conditions of the Escrow Agreement.

            (c) Extraordinary Loss Definitions. As used herein, the term "EXTRAORDINARY LOSS" means, collectively or individually, any:

                (i) Fraud Loss (as defined above);

                (ii) Title Loss (as defined above);

                (iii) any inaccuracy, misrepresentation, breach of, or default in any Special Representation ("SPECIAL REPRESENTATION LOSS"); and/or

                (iv) Investment Letter Loss (as defined above).

            (d) Percentage Interest; Merger Consideration; Value. As used herein, "PERCENTAGE INTEREST" shall mean an Escrow Stockholder's percentage ownership interest in the outstanding capital stock of SLC as of 5:00 p.m., Eastern Daylight Time, on August 31, 2000. The "MERGER CONSIDERATION" means all of the shares of HNC Common Stock and cash payable to all SLC Stockholders pursuant to Section 2.1.2 and any shares of Retek Common Stock issued as a dividend on such shares of HNC Common Stock in the Retek Dividend. The "VALUE OF AN ESCROW STOCKHOLDER'S PERCENTAGE INTEREST IN THE MERGER CONSIDERATION" means the dollar amount equal to the product obtained by multiplying (i) such Escrow Stockholder's Percentage Interest by (ii) the sum of (x) the total amount of all cash payable to all SLC Stockholders in the Merger pursuant to Section 2.1.2(b) plus (y) the product obtained by multiplying the HNC Closing Price Per Share by the total number of shares of HNC Common Stock issuable to the SLC Stockholders in the Merger pursuant to Section 2.1.2.


* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and have been filed separately with the Securities and Exchange Commission.

            (e) Fraud Loss. Each SLC Stockholder shall be liable for all Fraud Loss without limitation on such SLC Stockholder's liability to the extent that such Fraud Loss resulted from the fraudulent conduct or willful misconduct of such SLC Stockholder. With respect to all Fraud Loss not resulting from the fraudulent conduct or willful misconduct of such SLC Stockholder, such SLC Stockholder (but only if such SLC Stockholder is an Escrow Stockholder) shall be jointly and severally liable with all Escrow Stockholders for all such Fraud Loss, but only to the extent of an amount equal to the Value of such Escrow Stockholder's Percentage Interest in the Merger Consideration (as defined in
Section 11.2(d) above).

            (f) Special Representation Loss. Each Escrow Stockholder shall jointly and severally liable for all Special Representation Loss, but only to the extent of the Value of such Escrow Stockholder's Percentage Interest in the Merger Consideration (as defined in Section 11.2(d) above).

            (g) Title Loss. Each SLC Stockholder shall be liable for all Title Loss without limitation on its liability to the extent that Title Loss arose or resulted from such SLC Stockholder's failure to have good, valid and marketable title to, or the right to vote, any issued and outstanding shares of SLC Common Stock held (or asserted to have been held) by such SLC Stockholder immediately prior to the Effective Time, free and clear of all liens, claims and encumbrances. With respect to Title Loss not resulting from the failure of such SLC Stockholder to have good, valid and marketable title to outstanding shares of SLC Common Stock, such SLC Stockholder (but only if such SLC Stockholder is an Escrow Stockholder) shall be jointly and severally liable with all other Escrow Stockholders for all such Title Loss, but only to the extent of such Escrow Stockholder's Percentage Interest in the General Escrow Property.

            (h) Investment Letter Loss. Each SLC Stockholder shall be liable for all Investment Letter Loss without limitation on its liability to the extent that such Investment Letter Loss arose or resulted from such SLC Stockholder's breach of its Investment Representation Letter. With respect to Investment Letter Loss not resulting from the breach by such SLC Stockholder of an Investment Representation Letter, such SLC Stockholder (but only if such SLC Stockholder is an Escrow Stockholder) shall be jointly and severally liable with all other Escrow Stockholders for all such Investment Letter Loss, but only to the extent of such Escrow Stockholder's Percentage Interest in the General Escrow Property.

            (i) Claims for Extraordinary Loss. Notwithstanding anything herein to the contrary: (a) any claim or claims for indemnification for any Special Representation Loss, Investment Letter Loss, Title Loss or 3.12(c) Loss may be brought by or on behalf of any HNC Indemnified Person at any time prior to the second (2nd) anniversary of the Effective Time (or, if later, within 30 days of the expiration of any applicable tax statute of limitation in respect to a Special Representation Loss relating to Section 3.7 hereof), and (b) any claim or claims for indemnification for any Fraud Loss may be brought by or on behalf of any HNC Indemnified Person at any time prior to the fourth (4th) anniversary of the Effective Time, in either case by giving notice of such claim (i) in the case of claim for Special Representation Loss or Fraud Loss resulting from the fraudulent conduct of SLC, to the Representative (or to all SLC Stockholders if such claim is made following the Escrow Release Date) and
(ii) in the case of any claim for Fraud Loss resulting from the fraudulent conduct or willful misconduct of an SLC Stockholder or for any Investment Letter Loss, Title Loss or 3.12(c) Loss, to Representative and the SLC Stockholder or SLC Stockholders whose alleged fraudulent conduct or willful misconduct or whose alleged breach of an Investment Representation Letter or alleged failure to have good, valid and marketable title to, or the right to vote, SLC Common Stock gave rise to or resulted in such Fraud Loss, Investment Letter Loss, Title Loss or 3.12(c) Loss, as the case may be; (b) except as set forth in this Section 11.2, an Escrow Stockholder's liability for any Extraordinary Loss shall not be subject to the limitations on such Escrow Stockholder's liability set forth in
Section 11.4; and (c) the Basket and any other limitations on the indemnification obligations or liabilities of the Escrow Stockholders set forth in Section 11.4 shall not be applicable to any claim by any HNC Indemnified Person for indemnification for any Extraordinary Loss. Claims for Extraordinary Loss raised by HNC or any other HNC Indemnified Person prior to the Escrow Release Date will be prosecuted under the Escrow Agreement, to the extent that the amount of Escrow Shares, cash and/or other property remaining in the General Escrow under the Escrow Agreement and available to satisfy such claim of Extraordinary Loss have a value (determined as provide in Section 4.6(e) of the Escrow Agreement) equal to or in excess of the entire amount of Extraordinary Loss claimed in good faith by HNC or such HNC Indemnified Person. Claims for Extraordinary Loss not required to be prosecuted under the Escrow Agreement under the terms of the preceding sentence, or which cannot be fully satisfied from the property in the General Escrow, and any claims of Extraordinary Loss first raised after the Escrow Release Date, may be prosecuted by HNC, at its election, pursuant to the arbitration process described in Section 4 of the Escrow Agreement (except that HNC's remedy will not be restricted to the recovery of cash and Escrow Shares in the General Escrow) or, at HNC's election, before any court having jurisdiction of the parties.

        11.3 11.3 Loss; 11.3 Escrow. Any Loss suffered or incurred by any HNC Indemnified Person with respect to and/or arising out of, any inaccuracy, misrepresentation or breach of any of SLC's representations or warranties in
Section 11.3 regarding obligations for [*] arising prior to, on or after the Effective Time, including without limitation [*] obligations arising out of any transactions first occurring after the Effective Time and any payments made in settlement or compromise of any claim, suit, or other demand for any such payments (collectively, "11.3 LOSS") shall be payable solely from the 11.3 Escrow Property (as defined in the Escrow Agreement) and shall not be payable from the General Escrow Property (as defined in the Escrow Agreement); provided, however, that any Loss incurred by an HNC Indemnified Person [*] other than an
11.3 Loss ("11.3 OTHER LOSS") shall be payable from the General Escrow and the General Escrow Property. 11.3 Loss shall include, without limitation, any amounts paid or forfeited by an HNC Indemnified Person [*] in settlement or compromise of [*] , which settlement or compromise may be entered into on terms and conditions acceptable to HNC and/or the Surviving Corporation in its sole discretion,


* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and have been filed separately with the Securities and Exchange Commission.

notwithstanding anything to the contrary in Section 2.5 of the Escrow Agreement. If HNC and/or the Surviving Corporation shall enter into a settlement or compromise [*] in a form acceptable to HNC, then pursuant to the Escrow Agreement the HNC Indemnified Persons shall direct the Escrow Agent to release any residue of the property remaining in the 11.3 Escrow after all claims for
11.3 Loss have been satisfied in full in accordance with the procedures for Settled Claims set forth in the Escrow Agreement. The 11.3 Escrow shall not be available to satisfy any claims by HNC Indemnified Persons for Loss other than
11.3 Loss.

        11.4 Limitation. In seeking indemnification for Loss under Section 11.2 prior to the Escrow Release Date, the HNC Indemnified Persons will exercise their remedies first with respect to the Escrow Shares, cash and other property deposited in the General Escrow pursuant to the Escrow Agreement (to the extent the General Escrow is still available and in effect) and, to the extent that such Escrow Shares, cash and other property are not sufficient to satisfy the indemnity obligations hereunder, second against the SLC Stockholders directly and personally. Except as provided in Sections 11.2 and 11.3: (a) no Escrow Stockholder will have any liability to an HNC Indemnified Person except to the extent of the Value of such Escrow Stockholder's Percentage Interest in the Merger Consideration; and (b) the remedies set forth in this Section 11.4 and the Escrow Agreement will be the exclusive remedies of HNC and the other HNC Indemnified Persons under Section 11.2 of this Agreement against any SLC Stockholder for indemnification obligations under Section 11.2(a). In addition, the indemnification provided for in Section 11.2(a) shall not apply unless and until the aggregate Damages for which one or more HNC Indemnified Persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate of One Hundred Thousand Fifty Dollars ($150,000) (the "BASKET"), in which event the Escrow Stockholders shall, subject to the foregoing limitations, be liable to indemnify the HNC Indemnified Persons for all Loss (including the amount of the Basket); provided, however, that the Basket and the foregoing provisions of this sentence shall not apply to any indemnification claim for Loss for Excess Transaction Expenses (as defined below), for any Extraordinary Loss, or for any
11.3 Loss. However, notwithstanding anything herein to the contrary, none of the limitations on the indemnification obligations set forth in this Section 11.4 shall be applicable to any claim of indemnification for any Extraordinary Loss as set forth in Section 11.2 or for any 11.3 Loss (except that recovery for 11.3 Loss shall be limited to the 11.3 Escrow Property). The Representative and HNC may, by mutual written agreement prior to the Escrow Release Date, extend the time during which an HNC Indemnified Person may make any claim or claims for indemnification for any 11.3 Loss for up to an additional six (6) months, in which case (i) the 11.3 Escrow shall remain in existence in accordance with the Escrow Agreement during the term of such mutually agreed-on extension of the
11.3 Escrow and (ii) the representations and warranties in Section 11.3 shall remain operative and in effect during the term of such mutually agreed-upon extension (if any).

        11.5 Notice. Promptly after HNC becomes aware of the existence of any potential claim by an HNC Indemnified Person for indemnity from SLC Stockholders under Section 11.2, HNC will notify the Representative or relevant SLC Stockholders, as


* Confidential treatment has been requested for certain portions of this document pursuant to an application for confidential treatment sent to the Securities and Exchange Commission. Such portions are omitted from this filing and have been filed separately with the Securities and Exchange Commission.

applicable as provided in Section 11.2(i), of such potential claim in accordance with the Escrow Agreement. Failure of HNC to give such notice will not affect any rights or remedies of any Indemnified Party hereunder with respect to indemnification for Loss except to the extent that the SLC Stockholders are materially prejudiced thereby.

                                   ARTICLE 12
                                  MISCELLANEOUS

        12.1 Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) as applied to residents of the State of Delaware will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

        12.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        12.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and the application of such provision to other persons or circumstances will be interpreted so as reasonably to give effect to the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the maximum extent legally permissible, the economic, business and other purposes of the void or unenforceable provision.

        12.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of all the parties reflected hereon as signatories and have been delivered by each party to each other party (whether in facsimile or original form).

        12.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one right or remedy will not preclude the exercise of any other right or remedy.

        12.6 Amendment and Waivers. This Agreement may be amended by the parties hereto at any time but only by a writing signed by HNC and SLC. Any such amendment may be made at any time before or after approval of the SLC Stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the SLC Stockholders without obtaining such further approval.

The observance of any term or provision of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound by such waiver. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. At any time prior to the Effective Time, each of SLC and HNC, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other; (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions for its benefit contained herein. No such waiver or extension will be effective unless signed in writing by the party against whom such waiver or extension is asserted. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

        12.7 Expenses. HNC and Sub will each bear their own legal fees, accounting fees, brokers' fees investment banking, financial advisors' fees and other expenses incurred with respect to this Agreement, and the transactions contemplated hereby (the "TRANSACTION EXPENSES"); provided, however, that if the Merger is successfully consummated, then up to a maximum of $100,000 of SLC's verified Transaction Expenses will be paid by HNC, and HNC shall be entitled to indemnification from the Escrow Shares in accordance with Section 11.2 for an amount equal to the amount (if any) by which SLC's Transaction Expenses exceed $100,000 (such excess being hereinafter called the "EXCESS TRANSACTION EXPENSES"), and such indemnification shall not be subject to the Basket.

        12.8 Short S Year Tax Return. The SLC Stockholders shall at their sole cost and expense prepare, or cause to be prepared, all tax returns that are required to be filed with respect to SLC for pre-Closing tax periods; provided that neither any SLC stockholder nor any tax preparer or other agent (acting on behalf of any such SLC stockholder, or acting on behalf of SLC without HNC's prior written authorization) shall sign or file any such tax return or returns with the Internal Revenue Service or with any other taxing authority. Any such tax return (together with all related schedules, statements and supporting documentation) shall, prior to its filing, be submitted by the Representative to HNC by no later than December 1, 2000 and HNC and its accountants shall have the sole right and authority to sign and file any such tax return with the Internal Revenue Service or any other applicable taxing authority or government authority. HNC and its accountants shall, prior to the filing of any such tax return, be entitled to make such corrections and changes to such tax return as HNC determines are required in order to correctly complete such tax return in compliance with applicable law. HNC and its accountants shall have the right to review all work papers and procedures used by the SLC stockholders, their tax preparer or their accountant to prepare any such tax return.

        12.9 Attorneys' Fees. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party will be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

        12.10 Notices. All notices and other communications required or permitted under this Agreement will be in writing and will be either hand delivered in person, sent by telecopier, sent by certified or registered first class mail, postage pre-paid, or sent by a nationally recognized express courier service. Such notices and other communications will be effective upon receipt if hand delivered or sent by telecopier, (b) five (5) days after mailing if sent by mail, and (c) one (l) day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with the notice provisions of this Section:

If to HNC:                                   If to SLC:

HNC Software Inc.                            Systems/Link Corporation
5930 Cornerstone Court West                  2450 Route 130, Suite 124
San Diego, CA 92121                          Cranbury, NJ  08512
Attention:  President                        Attention:  Chief Executive Officer
Fax Number:  (619) 452-3220                  Fax Number:  (609) 409-9089


with a copy to:                              with a copy to:

Fenwick & West LLP                           Warren, Currier & Buchanan,
Two Palo Alto Square, Suite 800              a Limited Liability Company, P.A.
Palo Alto, CA  94306                         57 Exchange Street
Attention:  Kenneth A. Linhares, Esq.        Portland, ME  04101-5020
Fax Number:  (650) 494-1417                  Fax Number:  (207) 772-1279


or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 12.10.

        12.11 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

        12.12 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

        12.13 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

        12.14 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, or partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

        12.15 Public Announcement. Upon execution of this Agreement, HNC and SLC will issue a press release approved by both parties announcing the Merger. Thereafter, HNC may issue such press releases, and make such other disclosures regarding the Merger, as it determines are required under applicable securities laws or regulatory rules. HNC will submit all such press releases and other disclosures to be issued prior to the Effective Time to SLC for SLC's review and approval before HNC releases or files them and SLC agrees not to unreasonably withhold, delay or condition its approval of any such press release or disclosure. Prior to the publication of such press release (unless this Agreement has been terminated), neither party will make any public announcement relating to this Agreement or the transactions contemplated hereby and SLC will use its reasonable efforts to prevent any trading in HNC Common Stock by its officers, directors, employees, stockholders and agents.

        12.16 Confidentiality. SLC and HNC recognize that they have received confidential information concerning the others during the course of the Merger negotiations and preparations. Accordingly, each of the parties hereto (a) represents that it has not permitted the unauthorized disclosure of any confidential information concerning the other parties hereto that was disclosed during the course of such negotiations and preparations and was clearly designated in writing as confidential at the time of disclosure and (b) agrees to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of HNC under this Section will terminate upon the Effective Time; otherwise, the obligations of both parties under this Section 12.16 shall survive the termination of this Agreement without Closing. The obligations of the parties under this Section 12.16 will not apply to information that (i) is or becomes part of the public domain other than through the actions (directly or indirectly) of the receiving party, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party, (iv) is required to be disclosed by HNC under state and federal securities laws, or (v) is required to be disclosed by subpoena or by law (other than securities laws), in which case the receiving party will give prompt notice to the disclosing party prior to such required disclosure so that the disclosing party may seek an appropriate protective order. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.

        12.17 Entire Agreement. This Agreement and the exhibits and schedules hereto and the SLC Disclosure Letter and HNC Disclosure Letter constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.


         [THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.


HNC SOFTWARE INC.                            SYSTEMS/LINK CORPORATION


By:   /s/ John Mutch                         By:   /s/Diane E. Sammer
      -------------------------                    -----------------------------
Title:   CEO                                 Title:   President


SLC MERGER CORP.


By:   /s/ Kenneth J. Saunders
      -------------------------
Title:   CFO







            [SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION]

                                  EXHIBIT INDEX

Exhibit A:        Escrow Agreement
Exhibit B:        Certificate of Incorporation of Surviving Corporation
Exhibit C-1:      Investment Representation Letter (Accredited Investor)
Exhibit C-2       Investment Representation Letter (Non-accredited Investor)
Exhibit D:        Opinion of Fenwick & West LLP
Exhibit E:        Opinion of Warren, Currier & Buchanan
Exhibit F-1:      Non-Competition Agreement (Three Year Term)
Exhibit F-2:      Non-Competition Agreement (One-Year Term - Stockholders)
Exhibit F-3:      Non-Competition Agreement (One-Year Term - Optionholders)


Schedule 6.5:     SLC Indebtedness
Schedule 9.10:    Persons Entering into Non-Competition Agreements